Exhibit 2.1

EXECUTION VERSION
ASSET PURCHASE AGREEMENT
          This ASSET PURCHASE AGREEMENT, dated as of April 1, 2006, is by and between GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (the “Purchaser”), and IKON OFFICE SOLUTIONS, INC., an Ohio corporation (including as successor by merger to IOS Capital, LLC, the “Seller”), each of which agrees as follows:
ARTICLE I
DEFINITIONS
          Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.
          Section 1.02. Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:
          (a) when a reference is made in this Agreement to an article, section, exhibit or schedule, such reference is to an Article or Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated;
          (b) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
          (c) the words “the date hereof” and words of similar import, when used in this Agreement, refer to April 1, 2006;
          (d) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and
          (e) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.
ARTICLE II
PURCHASE AND SALE
          Section 2.01. Purchased Assets.
          (a) Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, as of the date hereof, the Purchaser shall purchase (or shall cause one or more Acquiring Entities to purchase) from the Seller, and the Seller shall sell, assign, transfer and convey (or shall cause one or more of its Affiliates to sell, assign, transfer and convey) to the Purchaser (or one or more Acquiring Entities) the Purchased Assets.

          (b) Excluded Assets. The Seller shall not sell, assign, transfer or convey (or cause any Affiliate to sell, assign, transfer or convey) to the Purchaser or any Acquiring Entity, and neither the Purchaser nor any Acquiring Entity shall purchase, any Excluded Assets.
          (c) Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the date hereof, the Seller shall assign and delegate to the Purchaser (or one or more Acquiring Entities), and the Purchaser shall (or shall cause one or more Acquiring Entities to) assume and be obligated to pay when due, perform, or otherwise discharge, only the Assumed Liabilities.
          (d) Excluded Liabilities. Neither the Purchaser nor any Acquiring Entity shall assume or otherwise become liable for any Excluded Liabilities.
          Section 2.02. The Purchase Price. The purchase price to be paid by the Purchaser for the Purchased Assets shall be an amount equal to (a) the aggregate book value of the Purchased Assets (determined in accordance with Sections 2.05 and 5.05) minus (b) the aggregate amount of the Assumed Liabilities, in each case, as reflected on the Final Adjusted Closing Date Schedule plus (c) the Premium (the “Purchase Price”).
          Section 2.03. The Closing. The Closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall be held at the New York City offices of Weil, Gotshal & Manges LLP.
          Section 2.04. Closing Deliveries and Payments.
          (a) Effective as of the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:
     (i) one or more bills of sale and assignment and assumption agreements, each substantially in the form attached hereto as Exhibit D (the “Bills of Sale”), duly executed by the Seller and each of its Affiliates that has any right, title or interest in the Purchased Assets, pursuant to which (A) the Purchaser (or one or more Acquiring Entities) shall acquire all of their right, title and interest in, to and under the Purchased Assets, and (B) the Seller or its applicable Affiliate shall delegate to the Purchaser (or one or more Acquiring Entities) the Assumed Liabilities, together with such other transfer instruments or documents as may be necessary or desirable to transfer, or evidence the transfer, of each Purchased Financing Contract and each other Purchased Asset to the Purchaser or the applicable Acquiring Entity, as may be reasonably requested by the Purchaser in a form mutually agreeable to the Seller and the Purchaser;
     (ii) a receipt or receipts for the Initial Payment;
     (iii) opinions, dated as of the date hereof, from Cravath, Swaine & Moore LLP and Vorys, Sater, Seymour and Pease LLP, legal counsel to the Seller;

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     (iv) (A) each of the Ancillary Agreements, executed by the Seller and each Affiliate party thereto, and (B) any and all escrows, deposits, security, impounds, accounts or other Credit Enhancements or additional collateral relating to any Purchased Asset;
     (v) (A) the amendments set forth on Schedule 5.08(a) executed by the parties thereto (including Ambac) and the Seller, if a party thereto and (B) any ratings confirmations from any rating agencies required under the Securitization Documents; and
     (vi) an affidavit of non-foreign status of the Seller that complies with Section 1445 of the Code.
     (b) At the Closing:
     (i) the Purchaser shall (and/or shall cause one or more Acquiring Entities to) pay to the Seller the Initial Payment, by wire transfer of immediately available funds, to an account designated to the Purchaser in writing by the Seller; and
     (ii) the Purchaser shall deliver or cause to be delivered to the Seller:
     (A) one or more Bills of Sale providing for the assumption of the Assumed Liabilities, duly executed by the Purchaser (or one or more Acquiring Entities), pursuant to which the Purchaser (or one or more Acquiring Entities) shall accept the Purchased Assets and assume the Assumed Liabilities, together with such other transfer instruments or documents as may be necessary or desirable to transfer, or evidence the transfer, of the Assumed Liabilities to the Purchaser or the applicable Acquiring Entity, as may be reasonably requested by the Seller in a form mutually agreeable to the Seller and the Purchaser;
     (B) opinions, dated as of the date hereof, from in—house counsel to Purchaser and Weil, Gotshal & Manges LLP; and
     (C) each of the other Ancillary Agreements, executed by the Purchaser and each Acquiring Entity party thereto.
          Section 2.05. Settlement Payments.
          (a) Without prejudicing in any manner the rights or obligations of the parties pursuant to Section 5.05 (including the preparation of the Final Adjusted Closing Date Schedule, the settlement of the Purchase Price in accordance with Section 2.05(b) and the dispute resolution procedures in respect of the Draft Closing Statements and the Final Closing Statements in accordance with Section 5.05(a)(iv) and Section 5.05(b)), within two (2) Business Days following the date of the delivery by the Purchaser of the Interim Balance Sheet pursuant to Section 5.05(a)(iii), the following amounts shall be paid, by wire transfer of immediately available funds, to an account designated in writing

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prior to such payment date by the recipient thereof to the party required to make such payment:
     (i) if the Interim Purchase Price exceeds the Initial Payment, the Purchaser shall (and/or shall cause the applicable Acquiring Entity to) pay to the Seller the absolute value of the amount of such excess, together with accrued interest thereon, calculated at the Settlement Rate as from time to time in effect, for the period from the date hereof to and including the date upon which such payment is made (calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be); and
     (ii) if the Initial Payment exceeds the Interim Purchase Price, the Seller shall pay, or shall cause to be paid, to the Purchaser (and/or one or more Acquiring Entities, as directed by the Purchaser) the absolute value of the amount of such excess, together with accrued interest thereon, calculated at the Settlement Rate as from time to time in effect, for the period from the date hereof to and including the date upon which such payment is made (calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be);
provided, however, that notwithstanding any provision of Section 5.05, any disputes in respect of the preparation of the draft Closing Date Schedule, the Interim Balance Sheet or the calculation of the Interim Purchase Price and any proposals for adjustments to any of the foregoing shall be reserved (and not waived) by the parties and deferred until the conclusion of the settlement in accordance with this Section 2.05(a) and the delivery of the draft of the audited Closing Date Schedule.
          (b) In the event the parties settle certain amounts in accordance with Section 2.05(a), then on the Settlement Date, the following amounts shall be paid, by wire transfer of immediately available funds, to an account designated in writing prior to the Settlement Date by the recipient thereof to the party required to make such payment:
     (i) if the Purchase Price exceeds the Interim Purchase Price, the Purchaser shall (and/or shall cause the applicable Acquiring Entity to) pay to the Seller an amount equal to the absolute value of the amount of such excess, together with accrued interest thereon, calculated at the Settlement Rate as from time to time in effect, for the period from the date hereof to and including the Settlement Date (calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be); or
     (ii) if the Interim Purchase Price exceeds the Purchase Price, the Seller shall pay to the Purchaser (and/or one or more Acquiring Entities, as directed by the Purchaser) an amount equal to the absolute value of the amount of such excess, together with accrued interest thereon, calculated at the Settlement Rate as from time to time in effect, for the period from the date hereof to and including

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the Settlement Date (calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be).
          (c) In the event the parties do not settle any amounts in accordance with Section 2.05(a), then on the Settlement Date, the following amounts shall be paid, by wire transfer of immediately available funds, to an account designated in writing prior to the Settlement Date by the recipient thereof to the party required to make such payment:
     (i) if the Purchase Price exceeds the Initial Payment, the Purchaser shall (and/or shall cause the applicable Acquiring Entity to) pay to the Seller an amount equal to the Settlement Payment plus the Settlement Interest in respect thereof; or
     (ii) if the Initial Payment exceeds the Purchase Price, the Seller shall pay to the Purchaser (and/or one or more Acquiring Entities, as directed by the Purchaser) an amount equal to the Settlement Payment plus the Settlement Interest in respect thereof.
          Section 2.06. Post-Closing Amounts Received and Paid. After the date hereof, all amounts which are received by the Seller or any of its Affiliates in respect of any of the Purchased Assets shall be received by such Person as agent, in trust for and on behalf of the Purchaser, and following the Closing the Seller shall, on a weekly basis, pay, or cause to be paid to the Purchaser, by wire transfer of immediately available funds (in the same currency such amounts are received) to an account designated by the Purchaser to the Seller in writing (or such other account as the Purchaser may, from time to time, designate upon no less than five Business Days’ written notice to the Seller), all such amounts received by or paid to the Seller or any of its Affiliates, and shall provide the Purchaser information as to the nature and source of all such payments, including any invoice related thereto. After the date hereof, all amounts which are received by the Purchaser or any of its Affiliates in respect of any of the Excluded Assets shall be received by such Person as agent, in trust for and on behalf of the Seller, and the Purchaser shall, on a weekly basis, pay, or cause to be paid to the Seller, by wire transfer of immediately available funds (in the same currency such amounts are received) to an account designated by the Seller to the Purchaser in writing (or such other accounts as the Seller may, from time to time, designate upon no less than five Business Days’ written notice to the Purchaser), all such amounts received by or paid to the Purchaser or any of its Affiliates, and shall provide the Seller information as to the nature and source of all such payments, including any invoice relating thereto.
          Section 2.07. Consents; Administration Pending Consent.
     (a) (i) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any Purchased Asset (other than the Capital Stock of the Purchased ABS Entities) or any claim or right or any benefit arising under or resulting from such Purchased Asset that is included in the Purchased Assets but is not assignable or transferable

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without the consent of any Person (other than the Purchaser or any of its Affiliates, or the Seller or any of its Affiliates) or for which assignment without such consent would constitute a breach thereunder, to the extent that such consent shall not have been obtained prior to the Closing; provided, however, that upon request by the Purchaser after the date hereof, the Seller shall use all commercially reasonable efforts obtain all necessary consents to the assignment thereof and, upon obtaining the requisite third party consents thereto, such Purchased Asset or any claim or right or any benefit arising under or resulting from such Purchased Asset shall be transferred and assigned to the Purchaser or the applicable Acquiring Entity hereunder in accordance with Section 2.04(a)(i), at no additional consideration from the Purchaser or such Acquiring Entity.
          (b) With respect to any Purchased Asset or any claim or right or any benefit arising under or resulting from such Purchased Asset included in the Purchased Assets that is not assigned to the Purchaser or an Acquiring Entity at the Closing by reason of Section 2.07(a), after the Closing and until the applicable requisite consents are obtained and the foregoing sold and assigned to the Purchaser or the applicable Acquiring Entity, the Seller shall provide in any lawful and reasonable manner to the Purchaser or the applicable Acquiring Entity, in accordance with this Section 2.07(b), the benefits under each such Purchased Asset or right or any benefit arising under or resulting from such Purchased Asset (with the Purchaser responsible for all Assumed Liabilities thereunder to the extent it would be liable under the applicable Purchased Asset if the requisite consent had been obtained and such Purchased Asset or right had been assigned to the Purchaser). In particular, in the event that any requisite consent is not obtained prior to Closing, then the Purchaser or the applicable Acquiring Entity and Seller shall enter into such lawful and reasonable arrangements (including sublicensing, subleasing or subcontracting, if permitted) to provide to the Purchaser or such Acquiring Entity the economic and operational equivalent of obtaining such requisite consent and assigning such Purchased Asset or right, including enforcement for the benefit of the Purchaser or such Acquiring Entity of all claims or rights arising thereunder, and the performance by the Purchaser or such Acquiring Entity of the obligations thereunder. The Seller shall take all actions reasonably requested by the Purchaser or the applicable Acquiring Entity to enforce the rights of the Purchaser or such Acquiring Entity under any such Purchased Assets, including the assertion and enforcement of any right, claim, presentation, demand or draw under or with respect to any such Purchased Assets. The Seller hereby authorizes the Purchaser and the Acquiring Entities, to the extent permitted by applicable Law, at the Purchaser’s expense to (x) perform all of the Assumed Liabilities under each of the contracts and agreements that comprise the Purchased Assets but that are not assigned to the Purchaser or an Acquiring Entity after giving effect to Section 2.07(a) and (y) amend, modify or waive any such contract or agreement in the Seller’s name and in such manner as the Purchaser or the applicable Acquiring Entity may reasonably desire. On the date hereof, or as requested from time to time hereafter, the Seller shall provide to the Purchaser and the Acquiring Entities such powers of attorney as the Purchaser may reasonably request in order to enable the Purchaser and the Acquiring Entities to effectuate the foregoing provisions; provided, however, that any and all liabilities or obligations incurred by the Seller arising out of, resulting from, based upon, in

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connection with or relating to any action taken by the Purchaser or the applicable Acquiring Entity pursuant to any such power of attorney shall be Assumed Liabilities.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
          The Seller makes the representations and warranties set forth on Exhibit B to the Purchaser on and as of the date hereof. Reference in this Agreement or in any of the Schedules or Exhibits hereto to any of Sections 3.01 through 3.22 shall be deemed to be references to the corresponding Sections of Exhibit B.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
          The Purchaser makes the representations and warranties set forth on Exhibit C to the Seller on and as of the date hereof. Reference in this Agreement or in any of the Schedules or Exhibits hereto to any of Sections 4.01 through 4.06 shall be deemed to be references to the corresponding Sections of Exhibit C.
ARTICLE V
COVENANTS; INDEMNITIES
          The Seller agrees and covenants with the Purchaser as follows:
          Section 5.01. [Intentionally Omitted].
          Section 5.02. [Intentionally Omitted].
          Section 5.03. Tax Matters.
          (a) Allocation of Purchase Price. As soon as practicable following the signing of this Agreement, but in no event later than 120 days after the date hereof, the Purchaser shall provide to the Seller copies of IRS Form 8594 and any required exhibits thereto with the Purchaser’s proposed allocation of the Purchase Price, including the Assumed Liabilities, among the Purchased Assets and the Acquired ABS Assets. Within 60 days after the receipt of such Form 8594, the Seller shall propose to the Purchaser any changes to such Form 8594 or shall indicate its concurrence therewith. The failure by the Seller to propose any such change or to indicate its concurrence within such 60 days shall be deemed to be an indication of its concurrence with such Form 8594. The Purchaser and the Seller shall file, and shall cause their Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with such allocation of the Purchase Price and shall take no position contrary thereto unless required to do so by applicable Tax Laws. Any disputes with respect to the items on Form 8594 which the Purchaser and the Seller, acting in good faith, are unable to resolve

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shall be resolved pursuant to Section 5.05(b). Each of the parties to this Agreement shall be bound by the decision rendered in accordance with Section 5.05(b).
          (b) Property Taxes. The Seller shall bear all property and ad valorem Tax liability with respect to the Purchased Assets and the Acquired ABS Assets if the lien or assessment date arises prior to the date hereof irrespective of the reporting and payment dates of such Taxes. For Tax Returns with respect to such property and ad valorem Taxes which have an assessment date prior to the date hereof, the Seller will file such Tax Returns. For Tax Returns with respect to such property and ad valorem Taxes which have an assessment date on or after the date hereof, the Purchaser will file such Tax Returns. It will be the responsibility of the Seller to ensure that the Purchaser receives the Tax bills that the Seller receives from the taxing authority in a timely fashion with respect to property and ad valorem Taxes, which are to be paid by the Seller. Except with respect to cost per copy leases or other leases that include property or ad valorem Taxes in the monthly payment and do not separately invoice such Taxes, the Purchaser will invoice the lessee and remit the funds received with respect to property and ad valorem Taxes which are to be paid by the Seller promptly upon receipt to the Seller. The Purchaser shall bear all property and ad valorem Tax liability with respect to the Purchased Assets or the Acquired ABS Assets if the lien or assessment date arises on or after the date hereof.
          (c) Cooperation with Respect to Tax Returns. The Purchaser and the Seller agree to furnish or cause to be furnished to each other, and each at its own expense, in a timely manner, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided relating to the Purchased Assets as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim or Action relating to any adjustment or proposed adjustment with respect to Taxes or any appraisal of the Purchased Assets. The Seller or the Purchaser, as the case may be, shall retain in its possession all Tax Returns and Tax records, relating to the Purchased Assets, held by such party immediately after the Closing that might be relevant to any taxable period ending on or prior to the date hereof until the relevant statute of limitations has expired. After such time, the Seller or the Purchaser, as the case may be, may dispose of such materials; provided, however, that prior to such disposition the Seller or the Purchaser, as the case may be, shall give the other party a reasonable opportunity to take possession of such materials, at such other party’s expense.
          (d) Erroneous Tax Payments. If the Purchaser determines that any Taxes in respect of any Purchased Financing Contract are due and the Seller erroneously paid such Taxes at the inception of such Purchased Financing Contract and the Purchaser is unable to collect such Taxes from the Obligor under such Purchased Financing Contract, at the Purchaser’s request the Seller shall initiate a timely and proper refund claim for the relevant Taxes. The Seller shall promptly pay any such refund and the interest actually received thereon to the Purchaser upon receipt thereof by the Seller, net of any reasonable out of pocket expenses incurred by the Seller in connection with such refund claim. For the avoidance of doubt, the Seller shall be deemed to actually receive a

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refund to the extent that the making of a claim for a refund results in a reduction of any Tax liability of the Seller.
          Section 5.04. Indemnifications, Assumptions of Liability and Related Matters.
          (a) Indemnification by the Seller for Breach. Following the Closing, the Seller shall indemnify and hold harmless each of the Purchaser, its Affiliates, and their respective directors, officers, employees and agents (collectively, the “Purchaser Indemnified Parties”), from and against and in respect of any and all Damages suffered or incurred by any of them resulting from, arising out of, based on or relating to (i) any breach of any representation or warranty made by the Seller in this Agreement that, as of the Closing, has not been cured by Seller or waived by the Purchaser in accordance with Section 8.01; or (ii) any failure to perform any covenant, agreement or undertaking on the part of the Seller contained in this Agreement. For purposes of this Section 5.04(a), a breach of a representation or warranty contained in this Agreement (other than in Section 3.07(a)) shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or if such representation or warranty would have been breached or been inaccurate if such representation or warranty had not contained any limitation or qualification as to materiality, Material Adverse Effect, knowledge or Knowledge in any such representation or warranty or any limitation expressed as a monetary amount contained in Section 3.13, it being the intention of the parties hereto that the Purchaser Indemnified Parties shall be indemnified and held harmless from and against any and all Damages suffered or incurred by any of them resulting from, arising out of, based upon or relating to the failure of any such representation or warranty to be true, correct and complete in any respect, determined in each case without regard to any qualification as to materiality, Material Adverse Effect, knowledge or Knowledge in any such representation or warranty or any limitation expressed as a monetary amount contained in Section 3.13 with respect thereto.
          (b) Limitation on Liability.
     (i) Each Purchaser Indemnified Party entitled to indemnification for any Damages suffered or incurred by such Person resulting from, arising out of, based on or relating to (A) a breach of any representation or warranty in Sections 3.01, 3.02, 3.03, 3.16, 3.18(b)(iii)(B), 3.19(a), 3.21(h) and 3.22 (individually a “Seller Special Representation” and collectively, the “Seller Special Representations”), or (B) a failure to perform any covenant, agreement or undertaking of the Seller, shall be entitled to such indemnification for the full amount of such Damages regardless of the amount of the Damages.
     (ii) Each Purchaser Indemnified Party entitled to indemnification under Section 5.04(a)(i) or Section 5.04(a)(iii) for any Damages suffered or incurred by such Person resulting from, arising out of, based on or relating to a breach of any representation or warranty made by the Seller in this Agreement other than a Seller Special Representation, shall be entitled to indemnification from the Seller for the full amount of all such Damages in excess of $2,500,000;

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provided, however, that in no event shall the Seller’s indemnification obligations in respect of Damages resulting from, arising out of, based on or relating to any such breach of representation or warranty exceed $400,000,000 (the “Liability Cap”).
     (iii) With respect to any breach of the agreements and covenants contained in Section 5.01(a) and Section 5.02, to the extent that the Damages claimed by a Purchaser Indemnified Party in respect of any such breach result from, arise out of or are based on or relate to facts, events and circumstances that would give rise to a claim for indemnification under Section 5.04(a)(i) for a breach of representation or warranty that is not a Special Representation, such claim for breach of Section 5.01(a) and 5.02 shall be subject to the limitation on liability set forth in Section 5.04(b)(ii) to the same extent, if any, as a claim for breach of such representation or warranty. Subject only to the foregoing sentence, in the event that a claim or demand for indemnification may be made under more than one provision of this Section 5.04, the Person making such claim or demand shall have the right to elect the provision of this Section 5.04 pursuant to which such claim or demand for indemnification is made.
     (iv) In calculating the amount of Taxes that are indemnifiable for Damages resulting from a breach of a representation for the purposes of Section 5.04(a)(i), Section 5.04(b)(i) or Section 5.04(b)(ii), the amount of such Damages shall be an amount equal to the excess of (i) the Tax liability actually incurred by the Purchaser and its Affiliates over (ii) the Tax liability that the Purchaser and its Affiliates would have incurred if such representation was true and correct (the “Tax Differential”). The Tax director of the Purchaser’s Capital Solutions business unit (the “Tax Director”) shall make a good faith effort to establish the Tax Differential and shall certify such amount and the rationale for such calculation to the Seller (the “Tax Certification”). The Seller shall pay such Tax Differential to the Purchaser within 30 days of receipt of the Tax Certification. In the event that any item giving rise to the Tax Differential will reverse itself in future years or otherwise result in any Tax savings to the Purchaser and its Affiliates in future years, the Tax Certification shall provide the Tax Director’s best estimate of when the Tax Differential will reverse itself. In addition, the Tax Director shall make a good faith effort to calculate the actual amount of such Tax benefit and shall certify such amount and the rationale for such calculation to the Seller within 30 days of the filing of any of its Tax Returns which reflect the realization of any such Tax benefit, and shall pay such amount to the Seller at the time of such certification.
     (v) Upon a breach of a representation or warranty contained in Section 3.21(e) that under the terms of the relevant Securitization Documents will require a repurchase of a Purchased Financing Contract from a Purchased ABS Entity, the Seller shall (on the required date for remittance of the repurchase price) repurchase from the applicable Purchased ABS Entity or the Purchaser, as applicable, each Purchased Financing Contract and related Portfolio Property to which such breach relates at the price specified in the applicable Securitization

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Document for such repurchase. Upon the consummation by the Seller of such repurchase, each repurchased Purchased Financing Contract and related Portfolio Property shall be deemed to be an Excluded Asset for purposes hereof.
     (vi) The Purchaser acknowledges that the Amendment Agreements provide that the remedies available thereunder in respect of a breach by Seller of its Equipment Service Obligations (as such term is defined in the Amended and Restated Program Agreement) under the Purchased Financing Contracts apply to the exclusion of any indemnification remedy under this Agreement for Damages arising out of the failure of an Obligor to make one or more payments under a Purchased Financing Contract as a consequence of any such actual (or asserted) breach.
     (c) Survival of Representations and Warranties of the Seller.
     (i) The Seller Special Representations and indemnifications with respect to their breach shall survive until 60 days after the expiration of the applicable statute of limitations.
     (ii) The representations and warranties of the Seller in this Agreement which are not Seller Special Representations shall survive the Closing until the expiration of 18 months after the Closing; provided that the representations and warranties in Section 3.21 (other than Section 3.21(g) and Section 3.21(h)) shall survive until the maturity or redemption of any indebtedness of the Purchased ABS Entities.
     (iii) The representations and warranties of the Seller which are contained in Section 3.09 and Section 3.21(g) shall survive until 60 days after the expiration of the applicable statute of limitations.
          (d) Additional Indemnification by the Seller. Following the Closing, the Seller shall indemnify and hold harmless all Purchaser Indemnified Parties from and against any and all Damages suffered or incurred by any of them resulting from, arising out of, based on or relating to:
     (i) any of the Excluded Assets or the ownership, operation, servicing, lease or use thereof, or any action taken with respect thereto, by the Seller or any other Person (other than the Purchaser or any of its Affiliates);
     (ii) any of the Excluded Liabilities or the Specified Liabilities;
     (iii) the failure of the Purchaser to receive any amounts due from an Obligor pursuant to a Purchased Financing Contract due to the misconduct or misrepresentation by the Seller in the sourcing, negotiation, documentation, credit analysis, underwriting of a Purchased Financing Contract or otherwise in connection with the origination of such Purchased Financing Contract, including misrepresentations by any employee, representative or agent of the Seller to an Obligor, customer or the Seller;

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     (iv) the failure of the Seller to comply with the provisions of any applicable “bulk sales” or “bulk transfer” or similar Laws of any jurisdiction that may be applicable to the sale or transfer of any or all of the Purchased Assets to the Purchaser;
     (v) the provision, administration or servicing of collateral protection insurance to an Obligor in respect of the related equipment under a Financing Contract; or
     (vi) any claim by a Person (other than the Purchaser, the Seller or any of their respective Affiliates) relating to the failure of the Seller or its Affiliates to obtain any consent, approval or Authorization necessary to sell, assign, transfer and convey any Purchased Asset or any claim, right or benefit arising under or resulting from such Purchased Asset; provided, however, that the Damages suffered or incurred by any Purchaser Indemnified Party in respect of any such claim shall be calculated as net of any amount paid by Seller under Section 6.1(f) of the Amended and Restated Program Agreement for such Purchased Asset.
          (e) Indemnification by the Purchaser. Following the Closing, the Purchaser shall indemnify and hold harmless each of the Seller, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”) from and against and in respect of any and all Damages suffered or incurred by any of them resulting from, arising out of, based on or relating to (i) any breach of any representation or warranty made by the Purchaser in this Agreement that, as of the Closing, has not been cured by the Purchaser or waived by the Seller in accordance with Section 8.01; (ii) any failure to perform any covenant, agreement or undertaking on the part of the Purchaser contained in this Agreement; (iii) the Assumed Liabilities; or (iv) subject in all respects to the terms and conditions set forth in the Amended and Restated Program Agreement and the other Amendment Agreements (including the obligations (including any standard of care) of the Purchaser and its Affiliates, on the one hand, and the Seller and its Affiliates, on the other hand, and the remedies for breach by a party thereto of its obligations thereunder), Third Party Actions arising out of the ownership, servicing and administration by the Purchaser of the Purchased Assets or the Acquired ABS Assets after the Closing. For purposes of this Section 5.04(e), a breach of a representation or warranty contained in this Agreement or any certificate delivered by the Purchaser pursuant to the terms of this Agreement shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or if such representation or warranty would have been breached or been inaccurate if such representation or warranty had not contained any limitation or qualification as to materiality, material adverse effect or knowledge, it being the intention of the parties hereto that the Seller Indemnified Parties shall be indemnified and held harmless from and against any and all Damages suffered or incurred by any of them or resulting from, arising out of, based on or relating to the failure of any such representation or warranty, to be true, correct and complete in any respect, determined in each case without regard to any qualification as to materiality, material adverse effect or knowledge set forth with respect thereto.

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          (f) Survival of Representations and Warranties of the Purchaser; Limitation on Liability.
     (i) Each Seller Indemnified Party entitled to indemnification under Section 5.04(e)(i) and Section 5.04(e)(iii) for any Damages suffered or incurred by such Person resulting from, arising out of, based on or relating to a breach of any representation or warranty in Sections 4.01, 4.02, 4.03, 4.05 and 4.06 (individually a “Purchaser Special Representation” and collectively the “Purchaser Special Representations”) shall be entitled to indemnification from the Purchaser for the full amount of all such Damages regardless of the amount of the Damages.
     (ii) Each Seller Indemnified Party entitled to indemnification under Section 5.04(e)(i) and Section 5.04(e)(iii) for any Damages suffered or incurred by such Person resulting from, arising out of, based on or relating to a breach of any representation or warranty made by the Purchaser or Acquiring Entity in this Agreement other than a Purchaser Special Representation shall be entitled to indemnification from the Purchaser for the full amount of all such Damages in excess of $2,500,000; provided, however, that in no event shall the Purchaser’s indemnification obligations in respect of Damages resulting from, arising out of, based on or relating to any such breach of representation or warranty exceed the Liability Cap.
     (iii) The Purchaser Special Representations and indemnifications with respect to their breach shall survive until 60 days after the expiration of the applicable statute of limitations.
     (iv) The representations and warranties of the Purchaser in this Agreement which are not Purchaser Special Representations shall survive the Closing until the expiration of 18 months after the Closing.
     (v) The Seller acknowledges that the Amendment Agreements provide that the remedies available thereunder in respect of a breach by Seller of its Equipment Service Obligations (as such term is defined in the Amended and Restated Program Agreement) under the Purchased Financing Contracts apply to the exclusion of any indemnification remedy under this Agreement for Damages arising out of the failure of an Obligor to make one or more payments under a Purchased Financing Contract as a consequence of any such actual (or asserted) breach.
          (g) Indemnification Procedure for Third Party Actions. For the purposes of administering the indemnification provisions of this Section 5.04, the following procedures shall apply to Third Party Actions after the date hereof:
     (i) An Indemnitee shall notify the Indemnitor in writing within 30 days following the receipt of notice of any Third Party Action against such Indemnitee that gives rise to a claim for indemnity pursuant to this Section 5.04

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(any 30-day notification requirement shall begin to run, in the case of a Third Party Action which is amended so as to give rise to an Indemnification Event, from the first day such Third Party Action is amended to include any claim for indemnity pursuant to this Section 5.04), such notice shall describe in reasonable detail the basis of such Third Party Action. The failure to give notice as required by this Section 5.04(g)(i) in a timely fashion shall not result in a waiver of any right to indemnification hereunder unless the Indemnitor’s ability to defend against such Third Party Action is materially and adversely affected by the failure of the Indemnitee to give notice in a timely fashion as required by this Section 5.04(g)(i).
     (ii) The Indemnitor shall be entitled (but not obligated) to assume the defense or settlement of any such Third Party Action, or to participate in any negotiations or proceedings to settle or otherwise eliminate any such Third Party Action, if it shall provide the Indemnitee a written acknowledgement of its liability for the indemnity against Damages relating to such Third Party Action. If the Indemnitor assumes any such defense or settlement or any such negotiations, it shall pursue such defense, settlement or negotiations in good faith. If the Indemnitor fails to elect in writing within 15 Business Days of the notification referred to above to assume the defense, the Indemnitee may engage counsel to defend, settle or otherwise dispose of such Third Party Action which counsel shall be reasonably satisfactory to the Indemnitor; provided, however, that the Indemnitee shall not settle or compromise any such Third Party Action without the prior written consent or agreement of the Indemnitor (which consent shall not be unreasonably withheld or delayed).
     (iii) In cases where the Indemnitor has assumed the defense or settlement with respect to a Third Party Action, the Indemnitor shall be entitled to assume the defense or settlement thereof with counsel of its own choosing; provided, however, that: (A) the Indemnitee (and its counsel) shall be entitled to continue to participate at its own cost (except as provided below) in such Third Party Action and to participate in any negotiations or proceedings to settle or otherwise eliminate, any such Third Party Action; (B) the Indemnitor shall not be entitled to settle or compromise any such Third Party Action without the consent or agreement of the Indemnitee (which consent shall not be unreasonably withheld or delayed); provided, further, that if and only if such consent is withheld and the settlement or compromise involves only the payment of monetary damages and provides an unconditional release of the Indemnitee, the Indemnitor’s liability shall be limited to the amount for which the Indemnitor agreed with the claimant to settle and the Indemnitor shall remain responsible for its costs and attorneys’ fees to the date such settlement was rejected by the Indemnitee and the Indemnitee shall be responsible for the attorneys’ fees and disbursements in respect of such claim thereafter; and (C) after written notice by the Indemnitor to the Indemnitee (as provided above) of its election to assume control of the defense or settlement of any claim, the Indemnitor shall not be liable to such Indemnitee hereunder for any attorneys’ fees and disbursements

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subsequently incurred by such Indemnitee in connection therewith (except as provided below).
     (iv) In the event indemnification is requested, the relevant Indemnitor, its representatives and agents shall have access to the premises, books and records of the Indemnitee or parties seeking such indemnification and their Affiliates to the extent reasonably necessary to assist it in defending or settling any such Third Party Action; provided, however, that such access shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Indemnitee or Indemnitees. Except as reasonably necessary to assist it in defending or settling such Third Party Action, the Indemnitee shall not be required to disclose any information with respect to itself or any of its Affiliates (or former Affiliates) , and the Indemnitee shall not be required to participate in the defense of any claim to be indemnified hereunder (except as otherwise expressly set forth herein), unless otherwise reasonably required or necessary in the defense of any claim to be indemnified hereunder. Notwithstanding anything in this Agreement to the contrary, in no event shall any Indemnitee be obligated to make any disclosure, or to take or refrain from taking any action, that in its reasonable judgment, could prejudice its position or waive any privilege in respect of any claim for indemnification against the Indemnitor pursuant to this Section 5.04. All costs and expenses incurred by an Indemnitee in connection with any access or cooperation requested by the Indemnitor shall be borne by the Indemnitor. The Purchaser and the Seller shall reasonably cooperate to attempt to resolve or mitigate Damages with respect to any such Third Party Action; provided, however, that in no event shall a party’s compliance with the foregoing obligation to reasonably cooperate be a basis for any claim that any such party shall have waived, limited, relinquished or otherwise impaired, any rights such party may have pursuant to this Agreement or be raised as a defense to any such rights.
     (v) In the event the Indemnitor shall request that an Indemnitee participate in the defense or settlement of an Indemnification Event, the Indemnitor shall pay the costs incurred by the Indemnitee.
     (vi) (A) Notwithstanding anything to the contrary in this Agreement, the Purchaser shall, with counsel reasonably acceptable to the Seller, have the sole right to (x) defend any Action in respect of a Non-Assumable Claim and (y) settle or otherwise dispose of any Non-Assumable Claim; provided, however, that the Purchaser shall conduct the defense or settlement of Non-Assumable Claims diligently and in good faith. With respect to any Non-Assumable Claim that the Purchaser is defending, settling or otherwise disposing of, the Seller shall be permitted to participate at its own expense in the defense of such Non-Assumable Claims but shall not be entitled to assume the defense thereof.
     (B) The Purchaser shall keep the Seller timely apprised of the status of all Non-Assumable Claims and shall notify the Seller promptly of any material

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developments (including any material developments relating to settlements and proposed settlements) relating to a Non-Assumable Claim. Without limiting the foregoing, no more frequently than once a fiscal quarter, the Purchaser shall provide the Seller with a written report summarizing in reasonable detail the status of any pending Non-Assumable Claims (including a summary of any material settlement discussions). Without limitation of the foregoing, promptly after the receipt by the Purchaser of a Qualifying Offer relating to a Non-Assumable Claim, the Purchaser shall promptly provide the Seller with a copy of such Qualifying Offer or, in the case of an oral Qualifying Offer, a written summary thereof. In the event that the Purchaser receives a Qualifying Offer relating to a Non-Assumable Claim that (1) includes a full, final and unconditional release of the Purchaser from all Damages with respect thereto and (2) requires only (a) the payment of money for which, as between the Purchaser Indemnified Parties, on the one hand, and the Seller, on the other hand, the Seller has sole liability under this Agreement (a “Monetary Settlement”) or (b) a Monetary Settlement and any action by the Seller or any of its Affiliates (any such offer of compromise, a “Non-Assumable Claim Offer”), then the Seller shall have no further liability to the Purchaser Indemnified Parties with respect to such Non-Assumable Claim upon receipt by the Purchaser of (x) the amount contained in such Non-Assumable Claim Offer and all other Damages suffered or incurred by any Purchaser Indemnified Party in respect of such Non-Assumable Claim, in the form of immediately available funds from the Seller, (y) a fully executed agreement of the Seller and its Affiliates agreeing to the terms of the actions to be taken by the Seller or any of its Affiliates pursuant to such Non-Assumable Claim Offer, if any, and (z) if the Purchaser has accepted the terms of such Non-Assumable Claim Offer, a full, final and unconditional release, as applicable, of each of the Purchaser Indemnified Parties from all liabilities or obligations with respect thereto, executed by each of the third party claimants in such Non-Assumable Claim; provided, however, if the Purchaser has not accepted the terms of such Non-Assumable Claim Offer, the Seller shall have no further liability to the Purchaser Indemnified Parties with respect to such Non-Assumable Claim upon receipt by the Purchaser from the Seller of the amounts and agreements set forth in the foregoing clauses (x) and (y).
     (C) At any time during the defense by the Purchaser of a Non-Assumable Claim, the Seller shall have the right to require the Purchaser (1) to proffer to the third party claimants under such Non-Assumable Claim, a written offer of compromise that consists solely of the payment of money for which, as between the Purchaser Indemnified Parties, on the one hand, and the Seller, on the other hand, the Seller has sole liability under this Agreement and/or any action by the Seller or any of its Affiliates in exchange for a full, final and unconditional release from such claimants of the Purchaser from all Liability with respect thereto, and (2) if such offer of compromise is accepted by such third party claimants, to settle such Non-Assumable Claim on the terms contained in such offer of compromise, including the full, final and unconditional release of the Purchaser from all liabilities and obligations with respect thereto.

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          (h) Any payments under Section 5.04, and any payments made after the date hereof pursuant to the provisions of Section 6.1(f) of the Amended and Restated Program Agreement (to the extent related to any Purchased Assets hereunder), shall be treated by the parties hereto for federal, state and local income Tax purposes (whether foreign or domestic) as a non-taxable reimbursement or purchase price adjustment, except to the extent that a contrary treatment is required by Law.
          (i) Exclusive Remedy. Except with respect to claims based on fraud and/or claims seeking non-monetary equitable remedies, and except for the remedies contained in the Amended and Restated Program Agreement with respect to Property constituting Purchased Assets hereunder, the indemnification remedies set forth in this Agreement (including the repurchase rights in respect of Section 5.04(b)(v) and the remedies provided for in Section 5.27), shall constitute the sole and exclusive monetary remedies of the parties hereto after the Closing with respect to any breach of representation, warranty or obligation under this Agreement. Except for the representations and warranties contained in Exhibit B, Exhibit C, the Amended and Restated Program Agreement and the other Amendment Agreements and except for the matters referred to in the Information Letter, none of the Purchaser or any of its Affiliates or the Seller or any of its Affiliates makes or has made any representations or warranties, whether express or implied, oral or written, with respect to the Purchased Assets, the Acquired ABS Assets, the Assumed Liabilities or the transactions contemplated by this Agreement.
          Section 5.05. Preparation of Closing Date Schedule and Final Adjusted Closing Date Schedule.
     (a) Preparation of Closing Date Schedule.
     (i) As soon as practicable following the Closing, the Purchaser shall prepare, with the cooperation and assistance of the Seller, a draft of the Closing Date Schedule. The Closing Date Schedule shall reflect the Purchased Assets and the Assumed Liabilities. The draft of the Closing Date Schedule shall be prepared in accordance with the Accounting Principles. Notwithstanding the foregoing, (A) if the Accounting Principles do not specifically address a particular matter necessary to prepare the Closing Date Schedule, then the Accounting Principles shall be supplemented in accordance with GAAP, applied consistently with the past practices and procedures of the Seller, but only to the extent necessary to address such matter and (B) to the extent that any accounting principle, method, practice or procedure included in the Accounting Principles is not in accordance with GAAP, such accounting principle, method, practice or procedure shall be disregarded for purposes of preparing the Closing Date Schedule but shall be treated as a Special Adjustment for purposes of preparing the Final Adjusted Closing Date Schedule. The Purchaser and the Seller shall each use their respective commercially reasonable efforts to cause the draft of the Closing Date Schedule to be completed as soon as reasonably practicable (which the parties hereto anticipate shall, in no event, be later than 60 days after the date hereof)

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and, upon completion, such draft schedule shall promptly be provided to the Purchaser’s Accountants, the Seller and the Seller’s Accountants.
     (ii) Immediately following the preparation and distribution of the draft of the Closing Date Schedule, the Purchaser shall cause the Purchaser’s Accountants to audit the draft Closing Date Schedule, and such audit shall be conducted in accordance with generally accepted auditing standards and shall be sufficient to permit the Purchaser’s Accountants to deliver a special report certifying that the Closing Date Schedule fairly presents the Purchased Assets and Assumed Liabilities as of the Closing in accordance with the Accounting Principles, qualified only to the extent, if any, that the Purchaser’s Accountants deem such qualification necessary on account of any dispute between the Purchaser’s Accountants and the Seller’s Accountants that is resolved by the conflict resolution mechanism set forth in Section 5.05(b) or agreed by the Purchaser and the Seller, in either case, in a manner that in the Purchaser’s Accountants’ sole judgment precludes the Purchaser’s Accountants from issuing an unqualified certification. The Purchaser shall use reasonable efforts to cause the Purchaser’s Accountants to deliver the draft audited Closing Date Schedule to each of the Seller, the Seller’s Accountants and the Purchaser as soon as reasonably practicable (which the parties hereto anticipate shall, in no event, be later than 60 days after the date of their receipt of the draft of the Closing Date Schedule).
     (iii) Concurrently with the preparation and delivery to the Purchaser’s Accountants, the Seller and the Seller’s Accountants of the draft Closing Date Schedule, the Purchaser shall, or shall cause the Purchaser’s Accountants to, prepare and deliver to the Purchaser or the Purchaser’s Accountants, as applicable, the Seller and the Seller’s Accountants, a draft of the adjusted Closing Date Schedule that reflects the Special Adjustments (the “Interim Balance Sheet”). During the 30 day period following their receipt of each of the draft audited Closing Date Schedule and the draft adjusted Closing Date Schedule reflecting the Special Adjustments (collectively, the “Draft Closing Statements”), both the Purchaser (in consultation with the Purchaser’s Accountants) and the Seller (in consultation with the Seller’s Accountants) shall have the opportunity to review the Draft Closing Statements (together with the Purchaser’s Accountants’ working papers, including any portion thereof pertaining to any proposed adjustment) and, during such 30 day period, the Seller, the Purchaser and the Seller’s Accountants shall have the right to propose to the Purchaser’s Accountants those changes to the Draft Closing Statements that the Seller, the Purchaser or the Seller’s Accountants determine to be appropriate in order to cause the Draft Closing Statements to conform, in all respects, to the standards set forth in Section 5.5(a)(i) and 5.5(a)(iii), as applicable.
     (iv) In the event of any dispute between the Seller and the Seller’s Accountants, on the one hand, and the Purchaser and the Purchaser’s Accountants, on the other hand, regarding any of the adjustments proposed by the Seller or the Seller’s Accountants, on the one hand, or the Purchaser or the

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Purchaser’s Accountants, on the other hand, with respect to any item of the Draft Closing Statements, which the Seller and the Seller’s Accountants, on the one hand, and the Purchaser and the Purchaser’s Accountants, on the other hand, cannot resolve within 45 days after the receipt thereof, as the case may be, either the Seller or the Purchaser shall have the right, upon delivery of written notice to the other party, to require that such dispute be resolved in accordance with the provisions set forth in Section 5.05(b). Promptly following the resolution of any disputes with respect to any proposed adjustments to the Draft Closing Statements, the Purchaser shall cause the Purchaser’s Accountants to prepare and deliver to the Seller and the Purchaser the final audited Closing Date Schedule and the Final Adjusted Closing Date Schedule (collectively, the “Final Closing Statements”), each of which shall reflect all adjustments thereto which have been agreed upon by the Seller and the Seller’s Accountants, on the one hand, and the Purchaser and the Purchaser’s Accountants, on the other hand, or which have been resolved pursuant to Section 5.5(b), together with the Purchaser’s Accountants’ special report on each Final Closing Statement.
     (v) Each of the Purchaser, the Seller, the Purchaser’s Accountants and the Seller’s Accountants shall have full access to all relevant accounting, financial and other records and personnel reasonably requested by it in connection with the preparation, confirmation or review of the Draft Closing Statements, as well as to the Purchaser’s Accountants’ working papers with respect thereto and special report thereon.
          (b) Conflict Resolution Mechanism. Any dispute involving any adjustment to the Draft Closing Statement proposed by the Seller, the Seller’s Accountants, the Purchaser or the Purchaser’s Accountants (including any interpretation or application of any provision of this Agreement affecting the preparation of the Draft Closing Statement) not resolved by the Seller, the Seller’s Accountants, the Purchaser and the Purchaser’s Accountants within 45 days of the relevant date of receipt thereof, shall upon the election of the Seller or the Purchaser, be resolved by the Selected Accounting Firm. The Selected Accounting Firm shall resolve only issues upon which the Purchaser, the Purchaser’s Accountants, the Seller and the Seller’s Accountants have been unable to agree. The Selected Accounting Firm shall be prohibited from changing any item of the Draft Closing Statements expressly agreed among the Purchaser, the Purchaser’s Accountants, the Seller and the Seller’s Accountants. The Selected Accounting Firm (i) in resolving any issue with respect to the Closing Date Schedule, shall apply the Accounting Principles in all instances, including whether or not the Selected Accounting Firm believes the Accounting Principles are or are not in accordance with the historic practices of the Seller with respect to the Purchased Assets or (subject to the Special Adjustments) are or are not in accordance with GAAP and (ii) in resolving any issue with respect to the adjusted Closing Date Schedule, the Selected Accounting Firm shall apply the Special Adjustments, whether or not the Selected Accounting Firm believes the Special Adjustments are or are not in accordance with the historic practices of the Seller with respect to the Purchased Assets or are or are not in accordance with GAAP. The Purchaser and the Seller shall each use their reasonable best efforts to cause the decision of such Selected Accounting Firm to be rendered within 20 Business Days

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after appointment of the Selected Accounting Firm. The decision of the Selected Accounting Firm shall be submitted in writing and shall be final and binding upon the parties. Notwithstanding the foregoing, if the aggregate of all amounts in dispute with respect to all disputes referred to in this Section 5.05(b) shall be less than $100,000, such disputes shall not be resolved by the Selected Accounting Firm, but shall instead be resolved as follows: 50% of the aggregate of all amounts in dispute shall be deemed to have been resolved in the Seller’s favor and 50% of the aggregate of all amounts in dispute shall be deemed to have been resolved in the Purchaser’s favor.
     (c) Payment of Fees. The Purchaser shall pay all of the fees of the Purchaser’s Accountants and all expenses incurred by such firm in connection with the tasks outlined in this Section 5.05, and the Seller shall pay all fees of the Seller’s Accountants and all expenses incurred by such firm in connection with the tasks outlined in this Section 5.05. The Purchaser and the Seller shall each pay one-half of the fees and expenses incurred in connection with any disputes that are resolved by the Selected Accounting Firm pursuant to Section 5.05(b).
          (d) Cooperation. Each of the Seller and the Purchaser shall use their respective commercially reasonable efforts to cause the Seller’s Accountants and the Purchaser’s Accountants to cooperate with each other in connection with all of their activities undertaken in connection with this Section 5.05.
          Section 5.06. Insurance; Risk of Loss. (a) Except in the ordinary course of business, consistent with past practices, the Seller shall neither terminate nor cause to terminate or allow to be terminated (subject to applicable Law) any occurrence liability policies with respect to the Purchased Assets or the Acquired ABS Assets so as to prevent the Purchaser from recovering under such policies for losses from events occurring prior to the Closing, to the extent that coverage for such losses was otherwise provided by any such policy.
          (b) Notwithstanding Section 5.06(a), to the extent that (i) any insurance policies owned or controlled by the Seller (collectively, the “Seller’s Insurance Policies”) cover any loss, liability, claim, damage or expense resulting from, arising out of, based on or relating to, any Purchased Asset or Acquired ABS Asset (the “Seller Liabilities”) and resulting from, arising out of, based on or relating to occurrences prior to the Closing and (ii) the Seller’s Insurance Policies permit claims to be made thereunder with respect to Seller Liabilities resulting from, arising out of, based on or relating to occurrences prior to the Closing (the “Seller Claims”), the Seller shall cooperate and shall cause its Affiliates to cooperate with the Purchaser, in submitting Seller Claims (or pursuing Seller Claims previously made) on behalf of the Purchaser under any Seller’s Insurance Policies.
          Section 5.07. [Intentionally Omitted].
          Section 5.08. Amendments to Securitization Documents . Effective as of any time prior to the Closing, the Seller shall (a) execute the amendments set forth on Schedule 5.08(a) and (b) obtain or cause to be obtained, all consents, approvals and rating

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agency confirmations required pursuant to the Securitization Documents in respect of such amendments. The Purchaser shall reasonably cooperate with the Seller in respect thereof.
          Section 5.09. [Intentionally Omitted].
          Section 5.10. Further Assurances.
          (a) The Seller shall, whenever and as often as reasonably requested to do so by the Purchaser, execute, acknowledge and deliver any and all such other and further acts, assignments, endorsements, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect (i) the sale, transfer and conveyance of the Purchased Assets to the Purchaser or the applicable Acquiring Entity as contemplated hereby, and (ii) the consummation of the other transactions contemplated hereby.
          (b) The Purchaser shall, whenever and as often as reasonably requested to do so by the Seller, do, execute, acknowledge and deliver any and all such other and further acts, assignments, endorsements, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect (i) assumption of the Assumed Liabilities by the Purchaser or the applicable Acquiring Entity, and (ii) the consummation of the transactions contemplated hereby.
          Section 5.11. Payment of Brokers’ or Finders’ Fees. The Seller shall pay any and all brokers’ or finders’ fees, and any other commissions or similar fees, payable to any Person acting on behalf of the Seller or any of its Affiliates or under the authority of any of them, in connection with any of the transactions contemplated herein, and the Purchaser shall pay any and all brokers’ or finders’ fees, and any other commissions or similar fees, payable to any Person acting on behalf of the Purchaser or any of its Affiliates or under the authority of any of them, in connection with any of the transactions contemplated hereby, in each case, regardless of whether any claim for payment is asserted before or after the Closing, or before or after any termination of this Agreement.
          Section 5.12. [Intentionally Omitted].
          Section 5.13. [Intentionally Omitted].
          Section 5.14. Transfer Taxes. The Seller shall be liable for and shall pay (and shall indemnify and hold the Purchaser harmless against any Damages in respect of) any and all sales, use, value added, stamp, documentary, filing, recording, transfer or similar fees or Taxes, UCC-3 filing fees, UCC, DOT, real estate and title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any Governmental Entity in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”). The Purchaser agrees to provide the Seller with any Exemption Certificate reasonably requested by the Seller. The Seller hereby agrees to file all necessary documents (including all Tax Returns) with respect to

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all such amounts in a timely manner. The Seller agrees to utilize its sales or use Tax credits relating to the Purchased Assets to minimize the Transfer Taxes.
          Section 5.15. Records.
          (a) The Purchaser recognizes that certain records may contain incidental information relating to Subsidiaries or divisions of the Seller other than the Purchased Assets and that the Seller may retain copies of the relevant portions thereof. All information relating to the Purchased Assets retained by the Seller pursuant to the foregoing sentence shall be subject to, and the Seller shall hold all such information in confidence in accordance with, the provisions of the Amended and Restated Program Agreement.
          (b) Until the termination of the Program (as defined in the Amended and Restated Program Agreement) in accordance with the Amended and Restated Program Agreement, the Seller agrees to keep confidential all nonpublic information in its possession regarding the Purchased Assets (including any information made available to the Seller pursuant to Section 5.15(a)); provided, however, that each the Seller shall not be required to maintain as confidential any information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Seller, (ii) is or becomes available to the Seller or any of its Affiliates on a non-confidential basis from a source other than the Purchaser or its Affiliates, provided, however, that the source of such information is not known by the Seller or any of its Affiliates to be bound by a confidentiality agreement with the Purchaser or any of its Affiliates or other contractual, legal or fiduciary obligation of confidentiality to the Purchaser or any of its Affiliates with respect to such material, (iii) has been independently acquired or developed by the Seller or any of its representatives without violating any of the provisions of this Agreement, (iv) was available to the Seller or any of its Affiliates on a non-confidential basis prior to its disclosure by the Purchaser or any of its Affiliates or (v) is required to be disclosed pursuant to the terms of an Order by a Governmental Entity or any other legal requirement.
          (c) Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement (the “Transaction”), shall not apply to the tax structure or tax treatment of the Transaction, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment of the Transaction and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

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          Section 5.16. Bulk Transfer Laws. The Purchaser acknowledges that the Seller has not complied with the provisions of any “bulk transfer law” of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser.
          Section 5.17. Access to Facilities. From and after the Closing, the Purchaser will be given access to the facilities of the Seller such that the Purchaser will have access to (a) the original Purchased Financing Contract and (b) all books, records and documents in respect of the Purchased Assets, the Securitization Documents and the Securitization Transactions.
          Section 5.18. [Intentionally Omitted].
          Section 5.19. Delivery of Closing Portfolio Tape. No later than five (5) days after the date hereof, the Purchaser shall prepare and deliver to the Seller the Closing Date Portfolio Tape. The parties shall re-execute and deliver, no later than nine (9) days after the date hereof, the Bills of Sale (originally executed and delivered pursuant to Sections 2.04(a)(i) and 2.04(b)(ii)(A)) with such Closing Portfolio Tape attached thereto.
          Section 5.20. Enforcement of Liens. Neither the Seller nor any of its Affiliates shall enforce against the Purchaser (or any of its Affiliates) any workers’, mechanics’, suppliers’, carriers’, warehousemen’s or other similar liens held by or for the benefit of the Seller or its Affiliates existing as of the date hereof on any Portfolio Property.
          Section 5.21. [Intentionally Omitted].
          Section 5.22. [Intentionally Omitted].
          Section 5.23. [Intentionally Omitted].
          Section 5.24. Allocations. With respect to the periodic minimum lease payment due to the Seller from an Obligor pursuant to any Purchased Financing Contract, the allocation as between the amount allocable to the use of the Portfolio Property related thereto, on the one hand, and the amount allocable to the service and maintenance of such Portfolio Property (including the related Equipment Service Obligations), on the other, that is reflected in the Final Adjusted Closing Schedule shall be final and binding on the Purchaser and the Seller for the calculation of the Purchase Price.
          Section 5.25. [Intentionally Omitted].
          Section 5.26. Recourse Obligations. Upon the failure of the Purchaser to receive any amounts due from an Obligor pursuant to a Purchased Financing Contract set forth on Schedule 3.18(b) (each, a “Historic Exception Contract”), the Purchaser shall have recourse to the Seller for such amount and the Seller shall indemnify and hold harmless the Purchaser for such amount, consistent with the past practices of the Seller with respect to such recourse, in each case, for the term of such Historic Exception Contract.

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          Section 5.27. Payment of Indemnified Items; Eligible Repayment Items.
          (a) With respect to any Purchased Financing Contract identified as an “NCRT” on Schedule 5.27, the Seller agrees, absolutely and unconditionally, to pay to the Purchaser on the payment dates scheduled in the IKONICS system on the date hereof (and in no event later than the last day of the month), commencing after the date hereof, the amounts set forth in the schedule of cash flows attached hereto as Part 1 of Schedule 5.27 with respect to such month, regardless of (x) whether or not there shall exist an enforceable payment obligation in respect of any such amounts against the Obligor in respect of such Purchased Financing Contract, (y) whether or not the Seller shall have received payment in respect thereof from the Obligor in respect of such Purchased Financing Contract, or (z) any other reason. In the event the Seller fails to make a scheduled payment in accordance with the preceding sentence (except to the extent that the Purchaser could have caused such payment to be timely made by exercise of its offset right pursuant to Section 5.27(b)), the Purchaser shall be entitled to (and the Seller shall pay to the Purchaser) interest on any such unpaid amount at the Settlement Rate as from time to time in effect for the period from the date of breach to and including the date on which such payment is made (calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be); provided that in the event of a termination of the Amended and Restated Program Agreement for any reason prior to payment in full of the amounts reflected on Part 1 of Schedule 5.27, the aggregate unpaid balance reflected on such Schedule shall immediately become due and payable and the Seller shall immediately pay all such amounts. No event with respect to a Purchased Financing Contract listed on Part 2 of Schedule 5.27 shall be deemed to result in a write-off of a Financing Contract eligible to be applied to the notional loss pool established pursuant to Section 10.6 of the Amended and Restated Program Agreement.
          (b) Notwithstanding anything to the contrary in this Agreement or in the Amended and Restated Program Agreement, and without limiting any other remedy available at law or in equity, the parties hereto acknowledge and agree that Purchaser shall be entitled to exercise rights of offset against any amounts otherwise payable to Seller by the Purchaser or GE Capital Information Technology Solutions, Inc. under the Amended and Restated Program Agreement or any GE Operative Agreement in satisfaction of any unpaid amounts owing by Seller to Purchaser under Section 5.27(a).
          Section 5.28. Securitization Matters. With respect to securitization matters, the parties have made the additional agreements and covenants set forth in Exhibit F to this Agreement.
          Section 5.29. Shared Collections. Commencing on the date hereof, General Electric Capital Corporation, a Delaware corporation (“GE Capital”), shall have no further obligations to the Seller pursuant to Section 5.30 of the Asset Purchase Agreement, dated as of December 10, 2003 (as amended) by and among GE Capital, Seller and IOS Capital, LLC, a Delaware limited liability company.

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ARTICLE VI
[INTENTIONALLY OMITTED]
ARTICLE VII
[INTENTIONALLY OMITTED]
ARTICLE VIII
GENERAL
          Section 8.01. Amendments. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.
          Section 8.02. Integrated Contract. This Agreement, and any written amendments to this Agreement satisfying the requirements of Section 8.01, together with the Ancillary Agreements: (i) constitute the entire agreement between the Seller and the Purchaser with respect to the subject matter hereof or thereof, and (ii) supersede and replace all correspondence, understandings and communications between the parties hereto with respect to the transactions contemplated by this Agreement. In the event of any conflict between this Agreement and any conveyancing or assumption document delivered pursuant to this Agreement, the terms of this Agreement shall govern and control.
          Section 8.03. Governing Law. This Agreement and the legal relations between the parties hereto arising thereunder shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the principles regarding the choice of Law.
          Section 8.04. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, by overnight courier service, or by telecopy or other written form of electronic communication:

25

If to the Seller, at:
IKON OFFICE SOLUTIONS, INC.
70 Valley Stream Parkway
Valley Forge, PA 19355
Facsimile: (610) 408-7264
Attention: General Counsel
with a copy to:
CRAVATH, SWAINE & MOORE LLP
825 Eighth Avenue
New York, NY 10019
Facsimile: (212) 474-3700
Attention: Richard Hall, Esq.
and if to the Purchaser, at:
GENERAL ELECTRIC CAPITAL CORPORATION
10 Riverview Drive
Danbury, Connecticut 06810
Facsimile: (203) 749-4534
Attention: General Counsel
and
GENERAL ELECTRIC CAPITAL CORPORATION
260 Long Ridge Road
Stamford, Connecticut 06927
Facsimile: (203) 602-9305
Attention: General Counsel, GE Commercial Finance
with a copy to:
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
Facsimile: (212) 310-8007
Attention: Jane McDonald, Esq.
or to such other address as shall be furnished in writing by the Purchaser (on the one hand) or the Seller (on the other hand), to the other, and any such notice or communication shall be deemed to have been given as of the date so mailed, dispatched or transmitted (except that a notice of change of address shall not be deemed to have been given until received by the addressee). Failure or delay in delivering any notice, demand, request, consent, approval, declaration or other communication to any Person designated

26

to receive a copy thereof shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.
          Section 8.05. No Assignment. This Agreement may not be assigned, except by operation of law; provided, however, that (i) the Purchaser may assign its rights hereunder to one or more of its Affiliates and (ii) the Purchaser may assign its rights, but not its obligations, hereunder to any Person in connection with (A) any securitization or assignment of the Purchased Financing Contracts or (B) any other transfer or sale of any of the Purchased Assets; provided, further, that under no circumstances shall the Purchaser assign or otherwise transfer any of its rights or obligations hereunder to any Person listed on Schedule 1.01(c) without the prior written consent of the Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, however, no assignment otherwise permitted hereunder shall, without the written consent of the Seller, relieve the Purchaser from any of its liabilities hereunder.
          Section 8.06. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
          Section 8.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties hereto.
          Section 8.08. Announcements. The Purchaser and the Seller agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by any Law or pursuant to any listing agreement with any securities exchange or any stock exchange regulations.
          Section 8.09. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.
          Section 8.10. Binding Effect. This Agreement and the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
          Section 8.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY EXHIBIT HERETO, OR ANY

27

COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.
          Section 8.12. Exclusive Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum. Each party agrees that service of process on such party as provided in Section 8.04 shall be deemed effective service of process on such party. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, each party shall submit at all times to personal jurisdiction in the State of New York.
          Section 8.13. No Third Party Beneficiary. This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto any rights or remedies hereunder except that the parties hereto agree and acknowledge that the agreements and covenants contained in Section 5.04 are, subject to Article VIII, intended for the benefit of the Indemnitees referred to therein (each such Person, a “Third Party Beneficiary”), and that, subject to Article VIII, each such Indemnitee, although not a party to this Agreement, shall be and is hereby constituted a direct and irrevocable third party beneficiary of the agreements and covenants contained in Section 5.04 and shall have the right to enforce such agreements and covenants against the applicable party thereto in all respects fully and to the same extent as if such Third Party Beneficiary were a party hereto. Notwithstanding the foregoing, this Agreement (including Section 5.04) may be amended or waived by the Purchaser and the Seller at any time and from time to time in accordance with Section 8.01 and any such amendment or waiver shall be fully effective with respect to the rights of the Third Party Beneficiaries under Section 5.04.
          Section 8.14. Expenses. Except as otherwise specifically set forth in this Agreement, the Seller and the Purchaser will each be responsible for the payment of its own costs and expenses incurred in connection with the negotiations leading up to, and the performance of, their respective obligations pursuant to this Agreement.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers or representatives thereunto duly authorized, as of the date first above written.

GENERAL ELECTRIC CAPITAL CORPORATION

By:

Name:
Title:

IKON OFFICE SOLUTIONS, INC.

By:

Name:
Title:

29

EXHIBIT A
DEFINITIONS
     “Accounting Principles” shall mean the accounting principles (including accounting methods, practices and procedures) set forth on Exhibit E.
     “Acquired ABS Assets” shall mean all right, title and interest to and under the leases, and the equipment subject to the leases, owned by any Purchased ABS Entity.
     “Acquiring Entity” shall mean any Affiliate of the Purchaser designated by the Purchaser to acquire all or any portion of the Purchased Assets and/or assume all or any portion of the Assumed Liabilities.
     “Action” shall mean any action, complaint, investigation, petition, suit or other proceeding, whether civil, criminal or administrative or in law or in equity, before any arbitrator or Governmental Entity.
     “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.
     “Agreed Warranty” means (a) with respect to GECITS’ interest in any Purchased Financing Contract, that GECITS is transferring good and valid title to such interest free and clear of all liens (other than those arising through Seller or its Affiliates), (b) with respect to GECITS’ interest in any Equipment, that GECITS is transferring to Seller such title thereto as Seller conveyed to GECITS under this Agreement, free and clear of all liens arising through GECITS after the date of transfer with respect thereto (other than (i) any lien for taxes not yet due and payable, (ii) any mechanic’s or materialmen’s lien, which a lessee or borrower under the related Financing Contract is required to remove, (iii) any other lien on the lessee’s or borrower’s interest in such Equipment which is permitted in accordance with the terms of the applicable Financing Contract, (iv) with respect to the Equipment, the interest of a Customer under the related Financing Contract, (v) any grant of an interest in or right to purchase such Equipment to the related Customer (or any Affiliate thereof) in connection with the related Financing Contract, (vi) any liens arising through the related Customer (or any Affiliate thereof), or (vii) any agreement to transfer Equipment in connection with any foreclosure or repossession, and/or remarketing, thereof) and (c) with respect to the equity interests in the ABS Entities, (i) that GECITS is transferring good and valid title to such equity interest to Seller free and clear of all liens (other than those arising through Seller or its Affiliates) and (ii) each of the representations and warranties set forth on Annex D to the Amended and Restated Program Agreement.
     “Agreement” shall mean this Asset Purchase Agreement, including the Schedules and Exhibits attached hereto and made a part hereof, as the same may be amended, restated or otherwise modified from time to time in accordance with the provisions hereof.
     “Ambac” mean AMBAC Assurance Corporation.

     “Amended and Restated Program Agreement” shall mean the Amended and Restated Program Agreement, dated as of the date hereof, by and among the Purchaser, GECITS and the Seller.
     “Amendment Agreements” shall mean (i) the Amended and Restated Program Agreement, (ii) the Servicing Agreements Side Letter and (iii) the Securitization Agreements.
     “Ancillary Agreements” shall mean (i) the Amendment Agreements, and (ii) the Bills of Sale.
     “Assumed Liabilities” shall mean (i) the liabilities and obligations of the Seller required to be paid or performed by the Seller pursuant to the Purchased Financing Contracts, and (ii) the liabilities and obligations of the Seller required to be paid or performed by the Seller pursuant to any Derivative Agreement included on Schedule 1.01(b); provided, however, that the liabilities and obligations described in the foregoing clause (i) shall be Assumed Liabilities only if they arise out of, result from, are based on or relate to the period from and after the Closing and do not arise out of, result from, are based on or relate to any breach or non-compliance by the Seller or any of its predecessors under any contract or agreement described therein.
     “Authorization” shall mean any domestic or foreign, federal, state, provincial, local or other governmental or other quasi-governmental consent, license, permit, grant, authorization or approval, including any consent, license, permit, grant, authorization or approval of any agency, instrumentality or subdivision of the foregoing.
     “Bankruptcy Exception” shall mean, in respect of any agreement, contract or commitment, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract or commitment, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in an Action at law or in equity).
     “Bills of Sale” shall have the meaning set forth in Section 2.04(a)(i).
     “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.
     “Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) or capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), and any and all warrants or options to purchase any of the foregoing.
     “Closing” shall mean the effective time of the sale of the Purchased Assets, which for all purposes shall be 5:00 p.m. local time in New York, New York on

April 1, 2006, and “day of the Closing” and “Closing Date” shall be deemed to mean such day.
     “Closing Date Schedule” shall mean the schedule of assets acquired and liabilities assumed reflecting the Purchased Assets and the Assumed Liabilities and the respective amounts thereof, in each case determined as of the Closing, and the notes and schedules, if any, thereto, prepared in accordance with the provisions of Section 5.05, including those pertaining to the resolution of the disputes with respect thereto.
     “Closing Portfolio Tape” shall mean the computer disk, computer tape or other computer format delivered pursuant to Section 5.19 setting forth, as of the date hereof, the Portfolio Information for each Purchased Financing Contract.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
     “Contractual Obligation” shall mean, with respect to any Person, any written or oral contract, agreement, deed, mortgage, lease, license, commitment, guaranty, indenture, undertaking, arrangement or understanding or other document or instrument (but excluding the certificate of incorporation, by-laws or other similar constituent documents of such Person), to which or by which such Person is a party or otherwise subject or bound, or to which or by which any property or right of such Person is subject or bound.
     “Credit Enhancement” shall mean any Property pledged, assigned, mortgaged, made, delivered or transferred as security for the performance of any obligation under or with respect to any Purchased Financing Contract.
     “Damages” shall mean any loss (including liquidated damages), liability, judgment, settlement, award (including back-pay awards), claim, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses, court costs and all reasonable out-of-pocket amounts paid in investigation, defense or settlement of any of the foregoing and enforcement of any rights of indemnification against any Indemnitor or with respect to any appeal). “Damages” shall not include Special Damages (other than any Special Damages required to be paid by a Purchaser Indemnified Party or a Seller Indemnified Party to any Person (other than to a party to this Agreement or any of its Affiliates), which Special Damages shall be deemed to be direct losses of the Person required to pay such Special Damages).
     “Derivatives Agreements” shall mean all (i) interest rate swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar interest rate risk management arrangements and interest rate insurance, and (ii) foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swaps, purchase or option contracts, “principal-only” strip swap contracts and other similar contracts or arrangements that, in each case, are designed to alter the risks of any Person arising from fluctuations in interest rates or currency values.

     “Documentation” shall mean any forms of leases, conditional sales contracts, notes, security agreements, guarantees, financing statements and other documents or instruments necessary for, or used in connection with, the origination, ownership, operation, servicing, lease or use of the Purchased Assets or the Acquired ABS Assets.
     “Dollars” and the sign “$” each shall mean the lawful money of the United States of America.
     “Draft Closing Statements” shall have the meaning set forth in Section 5.05(a)(iii).
     “Encumbrance” shall mean any title defect, conflicting or adverse claim of ownership, mortgage, security interest, lien, pledge, claim, right of first refusal, option, charge, deed restriction, reservation, lease, order, decree, judgment, stipulation, settlement, attachment, objection or any other encumbrance of any nature whatsoever, whether or not perfected.
     “Environmental Law” shall mean any domestic or foreign, federal, state or local statute, legally binding rule, regulation or ordinance pertaining to the protection of human health and safety or the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), (to the extent it relates to occupational exposure to Hazardous Materials) all as now or hereafter amended or supplemented, and the regulations promulgated pursuant thereto, and judicial interpretations thereof, as well as equitable or common law rights of action related thereto.
     “Equipment Service Obligations” shall mean any equipment or software service, maintenance, warranty, image management commitment or other similar obligations of the Seller contained in any Financing Contract or any Old Facilities Management Contract.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Exchange Act Rules” shall mean the rules and regulations promulgated under the Exchange Act.
     “Excluded Assets” shall mean all assets of the Seller other than the Purchased Assets, including without limitation, (i) all Public Sector Financing Contracts in respect of which a United States federal Governmental Entity is the Obligor, (ii) all agreements, contracts, arrangements or commitments of the Seller with any Person for the provision, administration or service of collateral protection insurance in respect of any Portfolio Property, (iii) all payments received by the Purchaser from any Obligor related to property and ad valorem Taxes allocable to the Seller pursuant to Section 5.03(b), (iv) payment from any Obligor, to the extent in respect of the performance of the Equipment Service Obligations under any Purchased Financing Contract, (v) any equipment in respect of a Financing Contract that is cancelled or terminated prior to the date hereof and is not in automatic renewal in accordance with its terms on the date hereof, (vi) Financing Contracts in respect of which the Obligor thereunder has, on or prior to closing, (A) an express right to consent to the transfer by the Seller of all or any portion of such Financing Contract and (B) indicated to IKON or its Affiliates that it does not or will not consent to the transfer of all or any portion of such Financing Contract to the Purchaser in accordance with this Agreement (together with the Equipment subject thereto), (vii) all Derivatives Agreements of the Seller (other than as set forth on Schedule 1.01(b)) and (viii) the Financing Contracts set forth on Schedule 1.01(e).
     “Excluded Liabilities” shall mean any and all liabilities and obligations of any nature whatsoever (accrued, contingent, matured or unmatured) of the Seller, other than Assumed Liabilities including, without limitation, liabilities and obligations of the Seller (i) under this Agreement or any Ancillary Agreement, or (ii) arising out of, resulting from, based on or relating to (1) any agreements, contracts, commitments or guaranties in respect of any indebtedness for borrowed monies of the Seller including all Derivatives Agreements (other than as set forth on Schedule 1.01(b)), (2) any Taxes of the Seller, (3) any Excluded Asset, (4) any violation of any applicable Law by the Seller with respect to the Purchased Assets or the Acquired ABS Assets, or by the Seller or any Purchased ABS Entity with respect to the Securitization Transactions, on or prior to the Closing, (5) any Action (including any counterclaims or cross-claims) or Remedial Action, relating to (x) the Seller, any Purchased Assets or any Acquired ABS Assets, in each case arising out of or based upon or with respect to any event or circumstance occurring on or prior to the Closing and not arising out of or based upon any action or omission of the Purchaser or any of its Affiliates (other than any action that Purchaser is required or permitted to take under, or any inaction permitted by, the IKON Retained Business Servicing Agreement, dated as of March 31, 2004 (as amended), between the Seller and the Purchaser), or (y) the billing and collection following the Closing of any Purchased Financing Contracts in accordance with their written terms, to the extent such Action relates to, arises out of or derives from any violation, on or prior to the Closing, of any applicable Law by the Seller with respect to the Purchased Assets or the Acquired ABS Assets, or by the Seller or any Purchased ABS Entity with respect to the Securitization Transactions, whether or not, in the case of either of the foregoing clause (x) or (y), such Action is pending or threatened on the date hereof, and whether brought, made or instigated by any Governmental Entity or any private Person, (6) any mechanics’ or materialmen’s lien, choate or inchoate, existing on or prior to the Closing on tangible property constituting Purchased Assets other than Portfolio Property, (7) any breach or non-compliance of the Seller at any time at or prior to the Closing under any agreement, contract, arrangement or commitment, (8) any Taxes of any Purchased ABS Entity for any period or portion thereof ending on or prior to the date hereof, (9) any Equipment Service Obligations, and (10) any servicing or administration of a Financing Contract sold, assigned or otherwise transferred on or prior to the Closing by the Seller to any Person (other than the Purchased ABS Entities).
     “Exemption Certificate” shall mean a form or statement from a customer of the Seller indicating that the transaction covered by a Purchased Financing Contract is exempt from any sales, use or similar Tax.
     “Final Adjusted Closing Date Schedule” shall mean a schedule of assets acquired and liabilities assumed prepared by adjusting the Closing Date Schedule in accordance with the provisions of Sections 5.05(a)(ii) and 5.05(a)(iii) to give effect to the Special Adjustments and Section 5.05(a)(iv) pertaining to the resolution of the disputes with respect thereto.
     “Final Closing Statements” shall have the meaning set forth in Section 5.05(a)(iv).
     “Financial Statements” shall mean each of (i) the audited financial statements of the Seller contained in the annual report of the Seller on Form 10-K for the fiscal year ended September 30, 2005, as filed with the Securities and Exchange Commission (the “Commission”) prior to the date hereof and (ii) the unaudited financial statements of the Seller contained in each quarterly report of Seller on Form 10-Q filed by the Seller with the Commission prior to the date hereof and, in each case, with respect to periods after September 30, 2005.
     “Financing Contract” shall mean any contract (including any schedule or amendment thereto or assignment, assumption, renewal or novation thereof), any ancillary agreements relating thereto, in the form of (i) a lease of or rental agreement with respect to Property, (ii) a sale contract (including an installment sale contract or conditional sale agreement) arising out of the sale of Property, (iii) a secured or unsecured financing of Property or (iv) a secured or unsecured loan, and in each case, with respect to which: (A) the Seller or any Purchased ABS Entity is the lessor, seller, lender, secured party or obligee (whether initially or as an assignee), or (B) such contract is between an obligor, on the one hand, and a lessor, seller, obligee, secured party or assignee of any of the foregoing, on the other hand, and (1) would be a Financing Contract if the Seller or any Purchased ABS Entity were the lessor, seller, obligee, secured party or assignee of any of the foregoing thereunder and (2) with respect to which the Seller or any Purchased ABS Entity is an assignee of the revenues or claims with respect thereto; provided, however, that “Financing Contract” shall not include any Securitization Document or Syndication Agreement.
     “GAAP” shall mean United States generally accepted accounting principles and practices.
     “GECITS” shall mean GE Capital Information Technology Solutions, Inc., a California corporation.
     “GE Operative Agreement” has the meaning assigned to such term in the Amended and Restated Program Agreement.

     “Governmental Entity” shall mean any domestic or foreign federal, state, provincial, local, county or municipal government, governmental, judicial, regulatory or administrative agency, department, commission, board, bureau, court or other authority or instrumentality.
     “Hazardous Materials” shall mean any material or substance which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” or otherwise regulated pursuant to any provision of Environmental Law.
     “Historic Exception Contract” shall have the meaning set forth in Section 5.26.
     “Indemnification Event” shall mean any Third Party Action for which a Person is entitled to indemnification under this Agreement.
     “Indemnitee” shall mean the person who is entitled to indemnity pursuant to the terms of this Agreement.
     “Indemnitor” shall mean the indemnifying person in the case of any obligation to indemnify pursuant to the terms of this Agreement.
     “Information Letter” shall mean the letter, dated as of the date hereof, from the Purchaser to the Seller.
     “Initial Payment” shall mean $193,465,000.
     “Interim Purchase Price” shall mean an amount equal to (i) the aggregate book value of the Purchased Assets minus (ii) the aggregate amount of the Assumed Liabilities, in each case as reflected on the Interim Balance Sheet plus (iii) the Premium.
     “IRS” shall mean the United States Internal Revenue Service.
     “Knowledge”, or “knowledge” or any similar expression, as it applies to any of the Seller, shall mean the knowledge which any (i) director, officer, vice president or senior vice president of the Seller or (ii) individual set forth on Schedule 1.01(a), in each case, has or ought to have in the prudent exercise of that individual’s duties, after due inquiry, as applicable.
     “Law” shall mean any statute, rule, regulation, code, Order, constitution, ordinance, common law, standard, limitation, compliance schedule, written direction, request or treaty, whether legislatively, judicially, administratively or otherwise promulgated, of any Governmental Entity.
     “Material Adverse Effect” shall mean a material adverse effect on the ownership, collection, enforcement, value or administration of the Purchased Assets and the Acquired ABS Assets, taken as a whole, or any event, circumstance or occurrence which would reasonably be expected to have any such material adverse effect, other than any change to the extent resulting from (i) any event, occurrence, state of facts or development generally affecting the industries in which the business of the Seller (with respect to the Purchased Assets or the Acquired ABS Assets) operates (other than changes, effects, occurrences or developments specifically relating to or having a disproportionate effect on the Purchased Assets or the Acquired ABS Assets taken as a whole) or (ii) any actions specifically permitted or required to be taken or omitted to be taken pursuant to the terms of this Agreement.
     “Monetary Settlement” shall have the meaning set forth in Section 5.04(g)(vi)(B).
     “Non-Assumable Claim” shall mean any Indemnification Event in which one or more of the following legal theories have been asserted: (i) violations by any Purchaser Indemnified Party or the Seller of (A) any criminal Law, or (B) RICO (the Racketeer Influenced and Corrupt Organizations Act, 18 U.S.C. §§ 1961-1968) or any state or federal Laws relating to securities, antitrust or competition (or any comparable foreign Laws), or (ii) fraud by any Purchaser Indemnified Party or the Seller (with respect to the Purchased Assets or Acquired ABS Assets) other than allegations of fraud by an Obligor arising out of ordinary course enforcement and collection disputes.
     “Non-Assumable Claim Offer” shall have the meaning set forth in Section 5.04(g)(vi)(B).
     “Obligor” shall mean any Person that is an obligor, borrower or lessee under any Financing Contract.
     “Old Facilities Management Contract” shall mean a single agreement that is billed, collected and otherwise serviced by Seller and whereby (i) the Seller agrees to provide any equipment or software service, maintenance, warranty, image management commitment or other similar services to a customer and (ii) the customer agrees to lease equipment from the Seller, in consideration for one fixed minimum monthly fee plus additional variable charges.
     “Order” shall mean any decree, injunction, judgment, order, ruling, assessment or writ.
     “Original Equipment Cost” shall mean, with respect to any item of Portfolio Property, the original cost of such Portfolio Property as established on the books and records of the Seller at the inception of the related Financing Contract.
     “Permitted Encumbrance” shall mean (i) any Encumbrance for Taxes not yet due and payable or any Taxes that may thereafter be paid without penalty to the extent such Taxes have been reserved against on the Final Adjusted Closing Date Schedule, (ii) any mechanic’s or materialmen’s lien on Portfolio Property that an Obligor is required to remove (other than any such Liens in favor of the Seller), (iii) any mechanic’s or materialmen’s lien on tangible property other than Portfolio Property, (iv) in the case of any Portfolio Property, any Encumbrance created by the related Purchased Financing Contract, (v) any other Encumbrance on the Obligor’s interest in any Portfolio Property which is specifically permitted in accordance with the terms of the related Purchased Financing Contract and which does not materially affect the value of the Portfolio Property subject to such Encumbrance, or (vi) in the case of the Acquired ABS Assets, the Encumbrances created by the Securitization Documents.
     “Person” shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934.
     “Portfolio Information” shall mean the information of the type set forth on Schedule 3.06(b).
     “Portfolio Property” shall mean Property with respect to which the Seller or any Purchased ABS Entity is the lessor, seller or secured party, as the case may be, pursuant to the terms of a Purchased Financing Contract (whether initially or as an assignee).
     “Portfolio Tape” shall mean the computer disk, computer tape or other computer format delivered to Purchaser setting forth, as of February 28, 2006, the Portfolio Information for each Purchased Financing Contract.
     “Premium” shall mean the sum of (a) product of (i) 0.0225 multiplied by (ii) the excess of (A) the aggregate book value of all Purchased Financing Contracts (other than any Purchased Financing Contract (x) the stated contractual term of which has expired on or prior to the date hereof or (y) in respect of which the final equipment lease or rental payment thereunder has been billed, in the ordinary course, on or prior to the date hereof), discounted to reflect the increase in the 2-year swap rate between January 6, 2006 and the date hereof, minus (B) the aggregate book value of any personal property Tax or ad valorem reimbursement payments due or to become due in respect of such Purchased Financing Contracts, minus (C) the aggregate book value of any payments billed and due, as of the date hereof, in respect of such Purchased Financing Contracts, minus (D) the aggregate book value of any and all Purchased Financing Contracts in respect of which the Obligors thereunder have been subject to a bankruptcy or similar proceeding during the term of such Financing Contracts and have not, in connection with such proceedings, reaffirmed their respective obligations with respect to such Financing Contracts as of the date hereof, in case of each of the amounts referred to in clauses (A) (prior to giving effect to any discount referred to in such clause), (B), (C) and (D) as reflected on the Final Adjusted Closing Date Schedule, plus (b) $50,000.
     “Property” shall mean all property and assets of whatsoever nature including personal property, whether tangible or intangible, and claims, rights and choses in action.
     “Public Sector Financing Contract” shall mean any Financing Contract (including any amendment thereto or any renewal, assignment, assumption or novation thereof) to which any Governmental Entity is a party.

     “Purchase Price” shall mean the amount to be paid by the Purchaser to the Seller for the Purchased Assets in accordance with Section 2.02.
     “Purchased ABS Entities” shall mean IKON Receivables Funding, LLC and IKON Receivables-2, LLC.
     “Purchased Assets” shall mean (i) all Purchased Financing Contracts, the Credit Enhancements and Portfolio Property held by Seller, all Capital Stock of the Purchased ABS Entities and the Derivative Agreement included in Schedule 1.01(b), (ii) the right to receive any payments from an Obligor in respect of any Purchased Financing Contract (including any Purchased Financing Contract that has reached maturity on or prior to the date hereof and which the residual in respect thereof has been reduced on the books and records of Seller to $0 (including any payments received by any party in respect thereof and the right, title and interest in and to the equipment subject thereto)), and (iii) restricted cash in respect of the Purchased ABS Entities; provided, however, that in no event shall the Purchased Assets include any Excluded Assets.
     “Purchased Financing Contract” shall mean each Financing Contract set forth on the Portfolio Tape (with such deletions thereto as are necessary to give effect to expirations or other terminations of Financing Contracts set forth thereon between February 28, 2006 and the date hereof), in each case, that is not an Excluded Asset.
     “Purchaser” shall have the meaning set forth in the Preamble.
     “Purchaser Indemnified Parties” shall have the meaning set forth in Section 5.04(a).
     “Purchaser’s Accountants” shall mean KPMG LLP or any public accounting firm with nationally recognized auditing expertise (other than the Seller’s Accountants), as selected by the Purchaser.
     “Purchaser Special Representations” shall have the meaning set forth in Section 5.04(g)(i).
     “Qualifying Offer” shall mean (i) a written offer by a third party to compromise any Non-Assumable Claims in respect of an Indemnification Event or (ii) an oral offer by a third party to compromise any such Non-Assumable Claims in respect of an Indemnification Event that the Purchaser, in its good faith judgment, determines to be a credible effort by the offering party to compromise.
     “Registration Statement” shall mean any registration statement filed prior to the date hereof in respect of any Purchased ABS Entity.
     “Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the outdoor environment of Hazardous Materials.

     “Remedial Action” shall mean any action required by any Governmental Entity or Environmental Law to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care.
     “Residual” shall mean, with respect to any item of Portfolio Property, its estimated value upon expiration of the Financing Contract to which it is subject, as determined by the Seller and set forth on the Portfolio Tape.
     “Risk Management Policy For Leasing” shall refer to the credit, underwriting and collection policies of Seller as set forth in Schedule 3.19(a).
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Securities Act Rules” shall mean the rules and regulations promulgated under the Securities Act.
     “Securitization Agreements” shall mean: (i) the Purchased Securitization Assignment and Assumption Agreement, dated as of the date hereof, by and among the Seller, the Purchaser, IKON Receivables Funding, Inc. and IKON Receivables-2, LLC, (ii) the Series 2002-1 Consent and Waiver, dated as of the date hereof, by and among the Seller, the Purchaser, the Purchased ABS Entities, BNY Midwest Trust Company, and Ambac, and (iii) the Series 2003-1 Consent and Waiver, dated as of the date hereof, by and among the Seller, the Purchaser, the Purchased ABS Entities, BNY Midwest Trust Company, and Ambac.
     “Securitization Documents” shall mean the agreements set forth on Schedule 3.21(a) and each agreement and closing document to which the Seller or any Purchased ABS Entity is or was a party in connection with any Securitization Transaction.
     “Securitization Transaction” shall mean any transaction or series of transactions that have been entered into by the Seller or any of its Subsidiaries in connection with, or reasonably related to, a transaction or series of transactions in which the Seller or any of its Subsidiaries has sold, conveyed, or otherwise transferred, or may sell, convey or otherwise transfer, pursuant to a Securitization Document, to a Purchased ABS Entity, any “accounts”, “general intangibles”, “instruments” or “chattel paper” (as such terms are defined in the Uniform Commercial Code), in each case whether now existing or arising in the future.
     “Selected Accounting Firm” shall mean a public accounting firm with nationally recognized auditing expertise, which shall be selected by Purchaser’s Accountants and Seller’s Accountants to resolve a dispute arising pursuant to Section 5.05; provided, however, that in no event shall the Selected Accounting Firm be the same accounting firm as that of either the Sellers’ Accountants or the Purchaser’s Accountants.

     “Seller” shall have the meaning set forth in the Preamble.
     “Seller Claims” shall have the meaning set forth in Section 5.06(b).
     “Seller Indemnified Parties” shall have the meaning set forth in Section 5.04(e).
     “Seller Liabilities” shall have the meaning set forth in Section 5.06(b).
     “Seller Special Representations” shall have the meaning set forth in Section 5.04(b)(i).
     “Seller’s Accountants” shall mean PricewaterhouseCoopers LLP or any public accounting firm with nationally recognized auditing expertise (other than Purchaser’s Accountants), as selected by the Seller.
     “Seller’s Insurance Policies” shall have the meaning set forth in Section 5.06(b).
     “Servicing Agreements Side Letter” shall mean the letter agreement, dated as of the date hereof, by and among the Purchaser, GECITS and the Seller.
     “Settlement Date” shall mean the fifth Business Day following the date of delivery of the Final Adjusted Closing Date Schedule as provided in Section 5.05(a)(iv).
     “Settlement Interest” shall mean, with respect to any Settlement Payment, the sum of accrued interest on such Settlement Payment, calculated at the Settlement Rate as from time to time in effect, for the period from the date hereof to and including the date upon which such Settlement Payment is made (calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be).
     “Settlement Payment” shall mean an amount equal to the absolute value of the difference between (i) the Initial Payment paid pursuant to Section 2.04(b)(i) and (ii) the Purchase Price.
     “Settlement Rate” shall mean, on any date, (i) with respect to the Settlement Payment, the “target” federal funds rate reported in the “Money Rates” section of the Eastern Edition of The Wall Street Journal published for such date. In the event The Wall Street Journal ceases publication of such federal funds rate or fails on any particular date to publish such federal funds rate, the Settlement Rate shall instead refer to the rate for the last transaction in overnight federal funds arranged prior to such date by JP Morgan Chase Bank.
     “Special Adjustments” shall mean such adjustments to the Closing Date Schedule as shall be necessary to (i) reflect all assets or liabilities, the existence of which are known on the date the Purchaser’s Accountants complete the procedures contemplated by Section 5.05(a)(iv), and which, as of the date hereof, were assets or liabilities (as the case may be) of a type properly to have been reflected on such Closing Date Schedule in accordance with Section 5.05(a)(i) but which were not in fact reflected on such Closing Date Schedule, including any asset or liability which was not reflected on the Closing

Date Schedule because such assets or liabilities were not deemed to be material, (ii) remove any asset or liability which should not have been reflected on such Closing Date Schedule in accordance with Section 5.05(a)(i) but was in fact reflected thereon irrespective of whether such asset or liability is deemed not to be material, (iii) give effect to any accounting principle, method, practice or procedure included in the Accounting Principles that is not in accordance with GAAP, (iv) remove all intangible assets reflected on such Closing Date Schedule, (v) eliminate any Excluded Assets or any Excluded Liabilities reflected on such Closing Date Schedule, (vi) remove any assets that would be reflected on a balance sheet of the Seller prepared in accordance with the Accounting Principles as “deferred lease costs” or “deferred costs”, and (vii) reflect each Flex Lease in accordance with FAS 13 and 27.
     “Special Damages” shall mean special, exemplary, consequential or punitive losses or damages; provided, however, that “Special Damages” shall not include any Damages relating to the failure of any Purchaser Indemnified Party to receive the amounts payable in accordance with the terms of any Purchased Financing Contract.
     “Specified Liabilities” shall mean any and all sales, use or other similar Taxes required to be collected in respect of any Purchased Financing Contract during the 120 days after the date hereof if (A) such Tax is not being collected by the Purchaser in respect of the Purchased Financing Contract pursuant to its reliance on an applicable exemption from such Tax; (B) such exemption from Tax is dependent upon receipt by the Seller of a properly executed Exemption Certificate; and (C) within 120 days following the Closing, the Purchaser has notified the Seller that a properly completed and executed Exemption Certificate is neither in the Purchaser’s existing records or files nor is obtainable from the particular customer following reasonable commercial efforts of the Purchaser to obtain such Exemption Certificate from the customer; provided that a Tax shall be a Specified Liability only to the extent that the Purchaser is unable to collect such Tax (on a current or retroactive basis) from the customer following reasonable commercial efforts after such failed efforts to obtain an Exemption Certificate.
     “State and Local Governmental Entity” shall mean a state, territory or possession of the United States, or fully constituted political subdivision or agency of any of the foregoing, or the District of Columbia.
     “Subsidiary” shall mean, as to any Person, any other Person whose shares of Capital Stock having ordinary voting power (other than Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or similar governing body of such other Person are owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such first Person.
     “Syndication Agreements” shall mean any agreement, contract or other arrangement (other than this Agreement, the Securitization Documents and the Financing Contracts) pursuant to which any interest in any asset, right, interest or Property has been sold, transferred to or otherwise disposed of to any Person or Persons by the Seller including in an asset-backed financing.
     “Tax” (and, in the plural, “Taxes”) shall mean any domestic or foreign federal, state, provincial or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed thereon, whether payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof, or any analogous or similar provision under law) or otherwise (including any income, net income, gross income, receipts, windfall profit, severance, property, production, sales, use, license, excise, registration, franchise, employment, payroll, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, estimated, transaction, title, capital, paid-up capital, profits, occupation, premium, value-added, recording, real property, personal property, federal highway use, commercial rent or environmental tax).
     “Tax Certification” shall have the meaning set forth in Section 5.04(b)(iv).
     “Tax Differential” shall have the meaning set forth in Section 5.04(b)(iv).
     “Tax Director” shall have the meaning set forth in Section 5.04(b)(iv).
     “Tax-Exempt Public Sector Financing Contract” shall mean a Public Sector Financing Contract in respect of which the interest income received by the Seller is treated on its books and records as exempt from federal income tax pursuant to Section 103 of the Code or any predecessor thereof.
     “Tax Return” shall mean any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined or consolidated returns for any group of entities that includes the Seller.
     “Third Party Action” shall mean any Action, assertion, allegation, complaint, cause of action, demand, suit, proceeding, notice of actual or potential liability or responsibility, claim for reimbursement or contribution, order, judgment, injunction, request or demand under claim of authority to take action or refrain from taking action, Encumbrance, proceeding in condemnation, execution upon judgment, or other claim, in each case, by a Person (other than a Purchaser Indemnified Party or a Seller Indemnified Party) against any Purchaser Indemnified Party or any Seller Indemnified Party, as the case may be.
     “Third Party Beneficiary” shall have the meaning set forth in Section 8.13.
     “Transfer Taxes” shall have the meaning set forth in Section 5.14.

EXHIBIT B
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
     Section 3.01. Organization and Good Standing.
     (a) Each of the Seller and each Purchased ABS Entity (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite power (x) to own and lease its Property and (y) except for such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, to carry on its business as now being conducted and (iii) is duly qualified to conduct business and is in good standing as a foreign Person in all jurisdictions in which the character or location of the Property owned or leased by it or the nature of the business conducted by it requires such authorization or qualification, except where the failure to be so qualified or authorized has not and would not reasonably be expected to have a Material Adverse Effect. True and correct copies of the certificate of incorporation (or equivalent document), including all amendments thereto through the date hereof, and the by-laws (or equivalent document), as in effect on the date hereof, of each of the Seller and each Purchased ABS Entity have previously been provided to the Purchaser by the Seller.
     Section 3.02. Corporate Authority. The Seller has all requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement, each Ancillary Agreement and the other documents to be executed and delivered by it pursuant hereto or thereto. Each of this Agreement, the Ancillary Agreements and the other documents to be executed and delivered by the Seller pursuant hereto or thereto has been duly authorized by all necessary action and has been duly executed and delivered by the Seller and is the valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by the Bankruptcy Exception.
     Section 3.03. No Conflicts. Except as set forth on Schedule 3.03, neither the execution and delivery by the Seller of this Agreement, any Ancillary Agreement or any other document to be executed and delivered by the Seller in connection herewith or therewith nor compliance by the Seller with the terms and provisions hereof or thereof nor the consummation by the Seller of the transactions contemplated hereby or thereby will result in the creation of any Encumbrance on any of the Purchased Assets or will conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of or create a right of termination or cancellation (determined without giving effect to the provisions of Section 2.07 hereof) under (i) the certificate of incorporation (or equivalent document) or by-laws (or equivalent document) of the Seller or any Purchased ABS Entity, (ii) any Law to which the Seller or any Purchased ABS Entity, or any of the Purchased Assets are subject, or (iii) any agreement, contract or commitment relating to the Purchased Assets or Acquired ABS Assets to which the Seller or any Purchased ABS Entity is a party or to which the Seller or such Purchased ABS Entity or any of its Properties are subject (including any Purchased Asset), except, in the case of this clause (iii), for such conflicts, defaults or breaches that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     Section 3.04. Consents. Except as set forth on Schedule 3.04, the execution and delivery by the Seller of this Agreement, any Ancillary Agreement or any other document to be executed and delivered by the Seller pursuant hereto or thereto or the consummation by the Seller of the transactions contemplated hereby or thereby, will neither require any notices, reports or other filings to be made by the Seller with, nor require any consents, licenses, permits, Authorizations or approvals required to be obtained by the Seller or any Purchased ABS Entity from, (i) any Governmental Entity or (ii) any other Person, other than the failure of which to obtain or make in respect of this clause (ii) would not reasonably be expected to have a Material Adverse Effect.
     Section 3.05. No Violations of Law.
     (a) To the Knowledge of the Seller, and except as set forth on Schedule 3.05(a), (i) the Seller directly or indirectly owns and operates, and since September 30, 2005 has owned and operated, each of the Purchased Assets in compliance with all applicable Laws, (ii) neither the origination, billing and collection of any Purchased Financing Contract nor the enforcement of any Purchased Financing Contract or Credit Enhancement in accordance with the terms thereof has resulted in the violation of any applicable Laws and (iii) the Seller has not received since September 30, 2005, any written notice of violation of any Law which if adversely determined against the Seller would reasonably be expected to have a material adverse effect on the Purchased Assets, or the Acquired ABS Assets or the ownership or operation thereof. Schedule 3.05(a) sets forth the Authorizations required for Seller to own, service and administer the Purchased Assets or the Acquired ABS Assets as currently owned, serviced and administered and, to the Knowledge of the Seller, no other Authorizations are required to own, service and administer the Purchased Assets or the Acquired ABS Assets as currently owned, serviced and administered in all material respects in compliance with applicable Laws.
     (b) To the Knowledge of the Seller, and except as set forth on Schedule 3.05(b), (i) the Purchased ABS Entities own and operate, and since September 30, 2005 have owned and operated, each of the Acquired ABS Assets in compliance with all applicable Laws, and (ii) no Purchased ABS Entity has received since September 30, 2005, any written notice of violation of any applicable Law relating to any of the Acquired ABS Assets or the ownership or operation thereof.
     (c) Notwithstanding the foregoing, this Section 3.05 shall not apply to Tax matters, which matters are solely the subject of Section 3.09.
     Section 3.06. Financial Statements; Reports.
     (a) The balance sheets of the Seller included in the Financial Statements fairly present, in all material respects, the financial position of Seller as of the dates thereof, and the statements of income, changes in shareholders’ or members’ equity and cash flows of the Seller included in the Financial Statements fairly present, in all material respects, the results of income, shareholders’ or members’ equity and cash flows, as the case may be, of Seller for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP applied on a basis consistent with the Accounting Principles.
     (b) To the Knowledge of Seller, all of the Portfolio Information and other data set forth in the Portfolio Tape is true, correct, complete and accurate in all respects.
     Section 3.07. Absence of Certain Changes.
     (a) From September 30, 2005, to the date of this Agreement, there has not been any material adverse change in the Purchased Assets (other than the Purchased Financing Contracts), upon any of the Seller’s right or ability to own the Purchased Assets (other than the Purchased Financing Contracts), or any development or combination of developments of which the Seller has Knowledge that is reasonably likely to result in any such change, in each case other than any change to the extent resulting from (i) any event, occurrence, state of facts or development generally affecting the industries in which the business of the Seller (with respect to the Purchased Assets or Acquired ABS Assets) operates (other than changes, effects, occurrences or developments specifically relating to or having a disproportionate effect on the Purchased Assets and the Acquired ABS Assets taken as a whole) or (ii) any actions specifically permitted or required to be taken or omitted to be taken pursuant to the terms of this Agreement.
     (b) [Intentionally Omitted].
     (c) From September 30, 2005, to the date of this Agreement, none of the Seller or any Purchased ABS Entity has, with respect to any Purchased Asset or Acquired ABS Asset, (i) waived or committed to waive any rights (other than in the ordinary course of business consistent with past practices with respect to the Purchased Financing Contracts), which waiver would reasonably be expected to have a Material Adverse Effect, (ii) directly or indirectly in any way extended or otherwise restructured the payment schedule, payment terms or any other term or condition of any Purchased Financing Contract, or made any advance, extension, novation, modification or other accommodation to any lessee or Obligor thereunder (other than in the ordinary course of business consistent with the Risk Management Policy For Leasing), (iii) suffered any damage, destruction or casualty loss in respect of the Purchased Assets, whether or not covered by insurance, in excess of $20,000 in the case of any individual loss or $100,000 with respect to the aggregate of all such losses, or (iv) changed, in any material respect, its Documentation, except for changes made in the ordinary course of business consistent with its past practice.
     (d) Since September 30, 2005, there has been no change in the Risk Management Policy For Leasing.

     Section 3.08. [Intentionally Omitted].
     Section 3.09. Taxes. Except as set forth in Schedule 3.09:
     (a) The Seller (i) has timely filed (or there has been timely filed on its behalf) with the appropriate Governmental Entities all Tax Returns required to be filed with respect to the Purchased Assets and the Acquired ABS Assets, and all such Tax Returns are true, correct and complete in all material respects, and (ii) has paid (or there has been paid on their behalf) all Taxes shown as due and payable to any Governmental Entity, relating to the Purchased Assets and the Acquired ABS Assets or have provided for all such Taxes on its books and records and in accordance with the Accounting Principles. With respect to the Purchased Assets and the Acquired ABS Assets, for any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing or which are being contested in good faith, the Seller has made due and sufficient current accruals for such Taxes on its books and records and in accordance with the Accounting Principles.
     (b) To the Knowledge of the Seller, the Seller has not received any notice from any taxing authority that it is conducting or intends to conduct an audit or investigation with respect to the Purchased Assets or the Acquired ABS Assets. No issue has been raised by a taxing authority in any current or prior examination which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency for any post-Closing period with respect to the Purchased Assets or the Acquired ABS Assets. There are no outstanding waivers in writing or comparable material binding consents regarding the application of any statute of limitations in respect of Taxes relating to any Purchased Assets or the Acquired ABS Assets. No claim has been made by a Governmental Entity in a jurisdiction where the Seller does not file Tax Returns to the effect that the Seller is, or may be subject to taxation by that Governmental Entity by reason of any Purchased Asset;
     (c) None of the Purchased Assets or the Acquired ABS Assets is a debt obligation that (i) was issued with “original issue discount” as that term is defined in Section 1273(a) of the Code; or (ii) is an “applicable high yield discount obligation” as defined in Section 163(i)(1) of the Code;
     (d) There are no Encumbrances for Taxes upon the Purchased Assets or the Acquired ABS Assets, except for Permitted Encumbrances;
     (e) No Purchased Asset or Acquired ABS Asset (i) constitutes “tax exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) is subject to Section 168(g)(1)(A) of the Code, or (iii) is “limited use property” (as the term is used in Rev. Proc. 2001-28). No Purchased Asset or Acquired ABS Asset is (i) an interest in a taxable mortgage pool within the meaning of Section 7701(i) of the Code, or (ii) an interest in a partnership, trust or REMIC within the meaning of Section 7701(a) of the Code; and

     (f) (i) The interest component of any payments required to be made under any Tax-Exempt Public Sector Financing Contract is specifically and separately stated in such Tax-Exempt Public Sector Financing Contract and (ii) all filings with the IRS or other Governmental Entity as are necessary to preserve the tax exempt nature of such interest have been made, including Form 8038 G or Form 8038 GC.
     Section 3.10. Real Property. None of the Purchased Assets are comprised of a fee or leasehold interest in any real Property.
     Section 3.11. [Intentionally Omitted].
     Section 3.12. [Intentionally Omitted].
     Section 3.13. Litigation and Liabilities. Except as set forth on Schedule 3.13, there are no civil, criminal or administrative Actions pending (including any counterclaims) or, to the Seller’s Knowledge, threatened, against the Seller or any Purchased ABS Entity relating to or affecting any of the Purchased Assets or Assumed Liabilities which if adversely determined against any Seller or Purchased ABS Entity would reasonably be likely to result in Damages in excess of $100,000. Except as set forth on Schedule 3.13, neither the Seller nor any Purchased ABS Entity is or has been the subject of, nor to the Seller’s Knowledge, threatened with, any Action or Order of any Governmental Entity nor to the Seller’s Knowledge have there been any investigations or any threat of investigation, in either case relating to any of the Purchased Assets, Acquired ABS Assets or Assumed Liabilities (including with respect to the origination, collection, administration, enforcement or foreclosure in respect of any Purchased Assets or Acquired ABS Assets) from September 30, 2005, through the date hereof.
     Section 3.14. [Intentionally Omitted].
     Section 3.15. Insurance. Set forth on Schedule 3.15 is a list of all material liability, property, workers compensation, directors and officers’ liability and other policies of insurance that insure the Purchased Assets or affect or relate to the ownership, use or operations of any of the Purchased Assets as of the date hereof, all of which are in full force and effect, and no written notice of cancellation or non-renewal has been received by the Seller in respect of any such policies of insurance.
     Section 3.16. Title to Purchased Assets. Except with respect to the Portfolio Property, being the subject of Section 3.19, (i) the Seller owns and has good title to each of the Purchased Assets (including the Purchased Financing Contracts and Credit Enhancements included therein), free and clear of all Encumbrances, other than those Encumbrances described in clause (i) of the definition of Permitted Encumbrances and (ii) the Purchased ABS Entities own and have good title to each of the Acquired ABS Assets, free and clear of all Encumbrances, other than Encumbrances created by the Securitization Documents.
     Section 3.17. Conduct of Business. Since September 30, 2005, Seller has used reasonable efforts to preserve substantially intact the Purchased Assets and has used commercially reasonable efforts to preserve its present relationships consistent with past practices with each obligor in respect of the Purchased Assets or the Acquired ABS Assets, the discontinuance of which would reasonably be expected to have a Material Adverse Effect.
     Section 3.18. Purchased Financing Contracts.
     (a) Each Purchased Financing Contract and Credit Enhancement (i) is valid, binding and enforceable by the Seller or Purchased ABS Entity against the lessee, obligor or borrower thereunder in accordance with its written terms, except as may be limited by the Bankruptcy Exception, and (ii) constitutes and arose out of a bona fide business transaction entered into in the ordinary and usual course of business of the Seller, consistent with its past practices.
     (b) Except as set forth on Schedule 3.18(b), (i) each Purchased Financing Contract and Credit Enhancement is in full force and effect, owned by the Seller (or, in the case of any Acquired ABS Asset, by a Purchased ABS Entity) free and clear of Encumbrances other than Permitted Encumbrances, and not subject to any defense, offset, claim, right of rescission or counterclaim by the Obligor (with respect to a Purchased Financing Contract) or by the obligor thereunder (with respect to a Credit Enhancement), or any Person claiming under any such right, that would adversely affect the validity or enforceability of such Purchased Financing Contract or Credit Enhancement in accordance with its written terms; (ii) neither the Seller nor any Purchased ABS Entity is in breach of or default under any Purchased Financing Contract or Credit Enhancement, and, to the Seller’s Knowledge, no other event has occurred which, with notice and/or lapse of time, would constitute a default by the Seller or a Purchased ABS Entity; (iii) the Purchased Financing Contracts constitute financing of commercial transactions and, to the Knowledge of the Seller, (A) the Seller has not entered into a Purchased Financing Contract for the purpose of enabling the Obligor under such Purchased Financing Contract to acquire any interest in or the use of any Portfolio Property pursuant to such Financing Contract for personal, family, household or agricultural use or (B) no Obligor is required under any applicable Law to withhold from payments on such Purchased Financing Contracts any interest or other withholdings for payment of Taxes to any Governmental Entity; (iv) no Purchased Financing Contract is terminable at the option of the Obligor thereunder except to the extent that such Obligor is required to pay to the Seller or Purchased ABS Entity a termination fee in an amount not less than the present value of all remaining scheduled payments thereunder discounted at the implicit rate of such Purchased Financing Contract; (v) all payments pursuant to each Purchased Financing Contract are made directly to the Seller; and (vi) the Seller has approved credit applications and otherwise entered into commitments with respect to Purchased Financing Contracts in a manner consistent with the Risk Management Policy For Leasing, collateral eligibility standards, credit quality classifications and other financing origination policies of Seller in effect at the time such Purchased Financing Contracts were originated.
     (c) No Purchased Financing Contract is subject to any debt subordination agreement, participation agreement, intercreditor agreement, owner trust agreement, purchase agreement, collateral sharing agreement, residual sharing agreement, remarketing agreement or vendor recourse agreement and no Purchased Financing Contract is subject to any Syndication Agreements, in each case, that is not in writing and accurately reflected in the credit and legal files for such Purchased Financing Contract.
     (d) Schedule 3.18(d) sets forth a list of each Credit Enhancement that is a letter of credit with a maximum amount drawable thereunder in excess of $50,000, in the case of any Credit Enhancement in respect of any Financing Contract constituting a Purchased Asset or Acquired ABS Asset. Except as set forth on Schedule 3.18(d), the Seller has collateral monitoring systems which accurately reflect and track the expiration dates of all Credit Enhancements in respect of the Purchased Assets and Acquired ABS Assets which are in the form of letters of credit.
     (e) Each Purchased Financing Contract and Credit Enhancement comprising part of the Purchased Assets or the Acquired ABS Assets is expressly governed by the Laws of a state of the United States, and each Obligor under a Purchased Financing Contract comprising part of the Purchased Assets or the Acquired ABS Assets is located in the United States.
     (f) Except as set forth on Schedule 3.18(f), the Seller maintains in the credit and legal files for each Purchased Financing Contract: (i) all amendments, modifications, waivers, extensions, cancellations and releases in respect of such Purchased Financing Contract, (ii) fully executed originals of each lease or note (and an executed original or a true and correct copy of all other documents) comprising such Purchased Financing Contract, related Credit Enhancements and all other Documents required by the Seller’s credit or investment approval, and (iii) documentation sufficient to establish the Original Equipment Cost of all Portfolio Property subject to such Purchased Financing Contract for purposes of determining personal property Tax liability.
     (g) Schedule 3.18(g) sets forth the codes in Seller’s IKONICS financial and accounting system that identify each of the following types of Financing Contracts: (x) “OP Rental Financing Contracts” and (y) “NCRs.” Except (i) with respect to Purchased Financing Contracts the stated contractual term of which has expired on or prior to the date hereof or which is otherwise in auto-renewal or “evergreen” status on the date hereof, and (ii) with respect to Financing Contracts identified as “NCRTs” on Schedule 5.27, none of the Purchased Financing Contracts constitute “OP Rental Financing Contracts” or “NCRs”.
     Section 3.19. Portfolio Property.
     (a) (i) The Seller (or, in the case of a Acquired ABS Asset, a Purchased ABS Entity) has, with respect to each item of Portfolio Property, either (A) good and valid title to such Portfolio Property, free and clear of all Encumbrances other than those Encumbrances described in clauses (i) through (v) of the definition of Permitted Encumbrances, or (B) a valid first priority security interest on such Portfolio Property that is governed by or subject to a Purchased Financing Contract which has been duly perfected (including but not limited to pursuant to all appropriate Uniform

Commercial Code filings), when and as required by Seller’s written operating procedures pertaining to such matters, a copy of which is set forth on Schedule 3.19(a); (ii) none of the Portfolio Property is a vessel, an aircraft or a vehicle; and (iii) no Person has an option to purchase any item of Portfolio Property for a fixed amount less than the greater of (A) the Residual thereof or (B) the amount set forth in the Purchased Financing Contract covering such Portfolio Property.
     (b) (i) The Seller has not taken action or failed to take any action in respect of any Portfolio Property, which would be reasonably likely to impair or prejudice the validity or enforceability of any manufacturer’s warranty in respect of such Portfolio Property, and the Seller has not amended, cancelled, modified, assigned or encumbered any of such warranties (other than as provided in the related Purchased Financing Contracts); and (ii) the Seller has not entered into a Purchased Financing Contract on the assumption that the risk of loss in respect of the related Portfolio Property would be borne by the Seller, and each Obligor under a Purchased Financing Contract (and not the Seller or any other Person) is required to provide insurance against loss or damage with respect to the Portfolio Property subject to or governed by such Purchased Financing Contract pursuant to (x) the terms of the standard form of the Purchased Financing Contracts or (y) the credit policies of the Seller through insurance policies issued by unaffiliated insurers or, if permitted by the terms of the applicable credit approval, through self-insurance.
     (c) Each item of Portfolio Property is comprised exclusively of (i) document processing and imaging goods (including all replacement parts, additions and repairs thereto and any accessories incorporated therein and/or affixed thereto), (ii) the right to use and transfer by license, sublease or otherwise, any software included with any such Portfolio Property and (iii) other office equipment and furnishings.
     (d) Except as set forth on Schedule 3.19(d), each item of Portfolio Property comprising part of the Purchased Assets or the Acquired ABS Assets was, at origination of the related Purchased Financing Contract, and, to the Knowledge of the Seller has been thereafter, located within the United States.
     Section 3.20. [Intentionally Omitted].
     Section 3.21. Securitizations.
     (a) Schedule 3.21(a) lists all of the Securitization Transactions as of the date of this Agreement. Except as disclosed in Schedule 3.21(a), with respect to each Contractual Obligation of the Seller relating to a Securitization Document: (i) such Contractual Obligation is legal, valid, binding, enforceable, and in full force and effect subject to the Bankruptcy Exception; (ii) neither the Seller nor any Subsidiary of the Seller has repudiated, and to the Knowledge of the Seller and its Subsidiaries, no other Person has repudiated, any such Contractual Obligation; and (iii) the fulfillment of any such Contractual Obligation by the Seller or by any Subsidiary of the Seller will not lead to any liability, obligation, judgment, lien, injunction, charge, order, decree, ruling, damage, assessment, loss, fine, penalty, expense, fee or cost for which any Purchaser Indemnified Party would be entitled to be indemnified pursuant to this Agreement.
     (b) Each Purchased ABS Entity operates and has been operated since the date of its incorporation, organization or formation, as applicable, in accordance with its certificate of incorporation, bylaws or other constituent documents of such Person, if applicable, and all other Securitization Documents.
     (c) No Purchased ABS Entity is party to, bound by or subject to any agreement, contract or commitment other than the Securitization Documents.
     (d) No event has occurred and is continuing which (with or without notice or lapse of time) would be reasonably likely to result in any material recourse or indemnification obligation of the Seller or any of its Subsidiaries to any Purchased ABS Entity arising out of any Securitization Transaction.
     (e) The representations and warranties of the Seller and the Purchased ABS Entities contained in the Securitization Documents and set forth in Schedule 3.21(e) are true and correct as of the date hereof without regard to any language therein specifying the date as of which the representation or warranty is true, and the other representations and warranties contained in the Securitization Documents were true and correct as of the date made. Neither the Seller nor any Purchased ABS Entity has taken any action (other than as servicer in enforcement of any lease in a manner consistent with the Securitization Documents) or failed to perform any covenant which action or failure has caused or will cause any representation or warranty contained in Section 2.04 of any Assignment and Servicing Agreement executed by a Purchased ABS Entity to be untrue as of the date hereof.
     (f) Except as set forth on Schedule 3.21(f), each of the Seller and the Purchased ABS Entities has complied in all material respects with its covenants and agreements set forth in the Securitization Documents. Except as set forth on Schedule 3.21(f), no Event of Default, Servicer Event of Default, Acceleration Event (each as defined in the Securitization Documents) or any event that would permit termination, early amortization, liquidation, modification (including interest, premium or fee increases) or acceleration has occurred (whether now cured or uncured) and no event (whether now cured or uncured) that with the giving of notice or the passage of time or both would constitute any such event, has occurred, and neither the Seller nor any Purchased ABS Entity is aware of any allegation that any such event has occurred. Except as set forth on Schedule 3.21(f), the “shadow” ratings of Ambac Assurance Corporation’s exposure to the Securitization Transactions have not been reduced, qualified or withdrawn, and no series thereof is on “watchlist” or similar rating agency status or under review by any rating agency for possible downgrade.
     (g) Except as set forth on Schedule 3.21(g), to the Knowledge of the Seller, no Purchased ABS Entity is or has been since its inception an association taxable as a corporation for federal or state income Tax purposes. Each Purchased ABS Entity is a single member limited liability company and no election has been made on IRS Form

8832 to treat any such entity as other than a disregarded entity for federal income Tax purposes.
     (h) Except as set forth on Schedule 3.21(h), (i) the Registration Statements were declared effective under the Securities Act and no stop order suspending the effectiveness of such Registration Statements has been issued; (ii) the Registration Statements, as of their respective effective dates, conformed in all material respects to the requirements of the Securities Act and the Securities Act Rules; (iii) on the dates of their use, each prospectus and preliminary prospectus conformed in all material respects to the requirements of the Securities Act and the Securities Act Rules; (iv) neither the Registration Statements, as of their respective effective dates, nor the prospectuses or preliminary prospectuses, on the dates of their use, or any amendments or supplements to the foregoing, contained or incorporated by reference any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and (v) the Seller has timely filed the reports and information required to be filed by public issuers of asset-backed securities, and each such filing complied with the applicable requirements of the Exchange Act and the Exchange Act Rules and the information set forth in each such filing was true and correct in all material respects and no such filing and no servicer report delivered by Seller to the trustee contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (i) There are no pending or, to the Seller’s Knowledge, threatened proceedings, lawsuits, or administrative actions alleging violations of the Securities Act, the Exchange Act, the Securities Act Rules or the Exchange Act Rules relating to any of the Registration Statements, preliminary prospectuses or prospectuses or any report or reporting obligation referred to in Section 3.21(h).
     (j) No provision of any Securitization Document has been amended, modified, waived or supplemented prior to the date hereof, except as otherwise permitted by the Securitization Documents. Each such amendment, modification, waiver or supplement is listed on Schedule 3.21(j).
     (k) No payments have been made by, or any claims made against, Ambac Assurance Corporation as insurer under the Securitization Documents.
     Section 3.22. Brokers’ or Finders’ Fees, etc. Except as previously disclosed to the Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller and the Purchaser is not nor shall at or after date hereof be, obligated to pay any such fees or commissions to any Person.

EXHIBIT C
REPRESENTATIONS AND WARRANTIES
OF
THE PURCHASER
     Section 4.01. Organization and Good Standing. The Purchaser (i) is a duly organized corporation, validly existing and in good standing under the Laws of its jurisdiction of incorporation and (ii) has the corporate power (x) to own and lease its Property and (y) except for such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on its ability to consummate the transactions contemplated hereby, to carry on its business as now being conducted.
     Section 4.02. Corporate Authority. The Purchaser has all requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement, each Ancillary Agreement and the other documents to be executed and delivered by it pursuant hereto or thereto. Each of this Agreement, the Ancillary Agreements and the other documents to be executed and delivered by the Purchaser pursuant hereto or thereto has been duly authorized by all necessary corporate action and has been duly executed and delivered by the Purchaser and is the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by the Bankruptcy Exception.
     Section 4.03. No Conflicts. Neither the execution and delivery by the Purchaser of this Agreement, any Ancillary Agreement or any other document to be executed and delivered by the Purchaser in connection herewith or therewith, nor the compliance by the Purchaser with the terms and provisions hereof or thereof, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby will conflict with, constitute a default under, or result in a breach of any of the terms, conditions or provisions of, or create a right of termination or cancellation (determined without giving effect to the provisions of Section 2.07 hereof) under, (i) the certificate of incorporation (or equivalent document) or by-laws (or equivalent document) of the Purchaser, (ii) any Law to which the Purchaser or any of its Properties are subject or (iii) any agreement, contract or commitment to which the Purchaser is a party or to which any of its Properties are subject, except for such conflicts, defaults or breaches that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated herein.
     Section 4.04. Consents. The execution and delivery by the Purchaser of this Agreement, any Ancillary Agreement or any other document to be executed and delivered by the Purchaser pursuant hereto or thereto or the consummation by the Purchaser of the transactions contemplated hereby or thereby, will neither require any notices, reports or other filings to be made by the Purchaser with, nor require any consents, licenses, permits, Authorizations or approvals required to be obtained by the Purchaser from, (i) any Governmental Entity or (ii) any other Person, other than the failure of which to obtain or make in respect of this clause (ii) would not reasonably be expected to have a Material Adverse Effect.

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     Section 4.05. Available Funds. The Purchaser has or has available to it all funds necessary to satisfy all of its obligations hereunder, and its ability to consummate the transactions contemplated by this Agreement is not dependent or conditional upon the receipt of financing (whether debt or equity) from any third party.
     Section 4.06. Brokers’ or Finders’ Fees, etc. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

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EXHBIT D
FORM OF
BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

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EXHIBIT E
ACCOUNTING PRINCIPLES

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EXHIBIT F
SECURITIZATION MATTERS
Securitization Covenants:
     1. Reporting.
          (a) If reasonably requested or required by (i) the Commission, (ii) the New York State Attorney General, (iii) the United States Department of Justice or (iv) any Governmental Entity acting on behalf, or with or under the authority, of any of the foregoing (collectively, the “Requesting Parties”), the Seller shall make, or cause to be made, promptly any filings, reports and related certifications requested by such Requesting Party for such periods as requested of any Reporting Entity, to the extent the Seller has the legal right or power to do so. If the Seller is informed by any Requesting Party of the request or requirement after the date hereof, then upon the Seller’s request, the Purchaser will provide the Seller with information in the Purchaser’s possession necessary for the Seller to comply with the request of the Requesting Party. In the event a Requesting Party reasonably requests or requires that the Purchaser or, after the Closing, any Purchased ABS Entity, make any filing or report (i) to correct errors or deficiencies in the filings, reports or certifications previously made by any Reporting Entity or (ii) to conform the previous filings, reports or related certifications by any such Reporting Entity with the requirements of any Requesting Party or with the customary reporting practices of issuers of asset-backed securities (each a “Curative Filing”), the Seller shall indemnify and hold harmless each Purchaser Indemnified Party from and against any and all Damages suffered or incurred by any of them resulting from, arising out of, based on or relating to any such Curative Filings and upon the Purchaser’s request, the Seller shall provide the Purchaser with any information in the Seller’s possession necessary for the Purchaser to comply with such request or requirement.
          (b) The Seller and the Purchaser agree to give the other party prompt written notice of the receipt from any Requesting Entity of any request or requirement described in this Section 1.
     2. Registration Statements/Securities Act/Exchange Act.
          The Seller hereby indemnifies and holds harmless the Purchaser Indemnified Parties from and against and in respect of any and all Damages suffered or incurred by any of them resulting from, arising out of, based on, or relating to, any of the following statements made by the Seller not being true: (i) the Registration Statements were declared effective under the Securities Act and no stop order suspending the effectiveness of such Registration Statements has been issued; (ii) the Registration Statements, as of their respective effective dates, conformed in all material respects to the requirements of the Securities Act and the Securities Act Rules; (iii) on the dates of their use, each prospectus and preliminary prospectus delivered prior to the date hereof conformed in all material respects to the requirements of the Securities Act and the Securities Act Rules; (iv) neither the Registration Statements, as of their respective effective dates, nor the prospectuses or preliminary prospectuses, on the dates of their use, or any amendments or supplements to the foregoing made or issued prior to the date

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hereof, contained or incorporated by reference any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and (v) the Seller and each Purchased ABS Entity has timely prior to the date hereof filed the reports and information required to be filed by public issuers of asset-backed securities, and each such filing complied with the applicable requirements of the Exchange Act and the Exchange Act Rules and the information set forth in each such filing was true and correct in all material respects and no such filing and no servicer, portfolio or similar report delivered by IOS Capital (as predecessor in interest to the Seller) under the Securitization Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between
GENERAL ELECTRIC CAPITAL CORPORATION,
a Delaware corporation,
and
IKON OFFICE SOLUTIONS, INC.,
an Ohio corporation,

Dated as of April 1, 2006

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TABLE OF EXHIBITS

Exhibit A	Certain Defined Terms
Exhibit B	Representations and Warranties of the Seller
Exhibit C	Representations and Warranties of the Purchaser
Exhibit D	Form of Bill of Sale
Exhibit E	Accounting Principles
Exhibit F	Securitization Matters

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DISCLOSURE SCHEDULE

Schedule 1.01(a)	Knowledge
Schedule 1.01(b)	Derivative Agreement
Schedule 1.01(c)	Prohibited Assignees
Schedule 1.01(d)	Excluded Assets
Schedule 3.03	No Conflicts
Schedule 3.04	Consents
Schedule 3.05(a)	No Violations of Law
Schedule 3.05(b)	No Violations of Law
Schedule 3.06(b)	Portfolio Information
Schedule 3.09	Taxes
Schedule 3.13	Litigation and Liabilities
Schedule 3.15	Insurance
Schedule 3.18(b)	Financing Contracts
Schedule 3.18(d)	Financing Contracts
Schedule 3.18(f)	Financing Contracts
Schedule 3.18(g)	Financing Contracts
Schedule 3.19(a)	Portfolio Property
Schedule 3.19(d)	Portfolio Property
Schedule 3.21(a)	Securitizations
Schedule 3.21(f)	Securitizations
Schedule 3.21(g)	Securitizations
Schedule 3.21(h)	Securitizations
Schedule 3.21(j)	Securitizations
Schedule 5.08(a)	Amendments to Securitization Documents
Schedule 5.27	NCRTs

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